UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Freeport-McMoRan Inc.

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DRIVEN BY VALUE

Notice of 2017 Annual Meeting of Stockholders and Proxy Statement

FM FREEPORT-MCMORAN

LETTER TO STOCKHOLDERS FROM OUR CHAIRMAN OF THE BOARD

Dear Fellow Stockholders,

Your directors are proud to have had the opportunity to represent you over the last year as we took an active role in the oversight of implementing our company’s redefined business strategy.

Successful Implementation of Redefined Strategy. In 2016, management implemented a strategy that we believe will deliver long-term value to stockholders. We restored our balance sheet strength and refocused the business on our leading position in the global copper industry. We achieved our objectives through a series of important transactions, several of which demonstrated the attractiveness of our copper mining assets. As management worked to execute our strategy, the Board was actively engaged. In addition to ten formal Board meetings during 2016, the Board participated in frequent conference calls with senior management to review the status of business issues and transactions. I applaud the commitment of my colleagues on the Board, as this level of focus ensured that we, as a Board, were informed and able to exercise our risk oversight responsibilities diligently and effectively. The market recognized our collective efforts to address our challenges while positioning the company to take advantage of the long-term opportunities provided by our high-quality assets.

Working Toward a Mutually Agreeable Resolution in Indonesia. A challenge to our strategy in 2016, and a core area of focus for 2017, is our ongoing effort to seek a negotiated settlement with the Government of Indonesia to secure our long-term rights for the Grasberg minerals district in Papua, Indonesia. We will continue to exercise our risk oversight responsibilities as management works with the Government of Indonesia to find a solution that benefits all stakeholders while protecting the interests of our stockholders.

Partnering with Communities to Support Sustainable Development. We view ourselves as a partner for each of the communities in which we operate. In Indonesia, this partnership includes a development fund that we finance with 1% of revenues from the Grasberg minerals district. The successful completion of the Cerro Verde expansion in Peru is a testament to how open two-way engagement with local stakeholders, along with targeted community investments, can result in trust and acceptance at the local level. In our U.S. communities, we continue to support improvement in science, technology, engineering and mathematics education through several initiatives. At all of our operations, we seek to hire locally in order to incorporate local cultures and knowledge into our business systems and support local economic development both directly and indirectly. Our company offers rewarding careers as part of a team that embraces safety, sustainability and the importance of giving back to the community. With opportunities for continued training, education and advancement, we provide employees with a culture of professional and personal development. This focus on development is core to the corporate culture at Freeport-McMoRan.

Your Vote and Voice Matter. We, as a Board, value the open communication we have established and maintained with you – our stockholders. I have had the opportunity to speak directly with many of our investors over the last several years. We have integrated your perspectives into our Board’s decision-making processes on issues ranging from strategy to governance to compensation. Your views and insights have informed many of the changes implemented over the last several years. At this year’s annual meeting, we look forward to continuing to hear your views and we ask for your continued support as we work together to maximize the value of your investment in our company.

We are collectively “Driven by Value” and excited about opportunities to generate value for you, our stockholders, through our portfolio of high-quality, long-lived copper resources. Thank you for being a stockholder and for your role in the long-term success of our company.

Respectfully yours,
GERALD J. FORD Non-Executive Chairman of the Board April 25, 2017

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, June 6, 2017

Time:	10:00 a.m., Eastern Time

Place:	Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801. You can obtain directions to the Hotel du Pont on the hotel’s website at www.hoteldupont.com/map- and-directions-en.html.

Purpose:	•	Elect eight directors;
•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017;
•	Approve, on an advisory basis, the compensation of our named executive officers;
•	Approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers; and
•	Transact such other business as may properly come before the annual meeting.

Record Date:	Only stockholders of record as of the close of business on April 11, 2017 are entitled to notice of and to attend or vote at the annual meeting.

Identification:	If you plan to attend the annual meeting in person, please bring proper identification and, if your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, please bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares of Freeport-McMoRan Inc. common stock on the record date.

Proxy Voting:	Your vote is very important. Whether or not you plan to attend the annual meeting in person, please promptly submit your proxy and voting instructions via the internet or sign, date and return a proxy card. Your cooperation is appreciated.

By Order of the Board of Directors.
DOUGLAS N. CURRAULT II Deputy General Counsel and Corporate Secretary April 25, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2017.

This proxy statement and the company’s 2016 annual report to stockholders are available at

www.eproxyaccess.com/fcx2017

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PROXY SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding our 2016 performance, please review our 2016 annual report to stockholders (2016 annual report). The 2016 annual report, including financial statements, is being made available to stockholders together with these proxy materials on or about April 25, 2017.

2017 Annual Meeting of Stockholders

Time and Date:	10:00 a.m. Eastern Time, Tuesday, June 6, 2017

Place:	Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801

Record Date:	Tuesday, April 11, 2017

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals to be considered at our annual meeting.

2016 Performance Highlights (page 25)

During 2016, we successfully executed our plan to strengthen our balance sheet. Through a series of transactions, including completion of $6.6 billion in asset sale transactions and a $1.5 billion at-the-market equity offering, we refocused our business on our leading position in the global copper industry. For the year 2016, operating cash flows of $3.7 billion exceeded capital expenditures of $2.8 billion. These transactions, together with cash flows, enabled us to reduce our consolidated debt, net of cash, by more than $8 billion during 2016. In 2016, we had numerous accomplishments:

•

We completed a major expansion at our Cerro Verde mine in Peru and successfully ramped up our new mill concentrating facility to establish an industry-leading, large-scale operation as a strong cash flow generator for decades to come. The $4.6 billion, multi-year project reached full production rates during the first quarter of 2016 and achieved annual production of 1.1 billion pounds of copper, which was more than double its production in 2015.

•

We successfully executed our operating plans during 2016 by focusing on production efficiencies, cost reduction and maintaining a rigorous approach to capital allocation to generate cash flows to reduce debt and generate value for stockholders. These initiatives contributed to a 19% reduction in our consolidated copper unit site production and delivery costs and a 56% decrease in our capital expenditures compared with the prior year.

•	We were the third best performing company in the S&P 500, with a 95% gain in the trading price of our common stock in 2016.

•	We exited the oil and gas business after completing the sale of our Deepwater Gulf of Mexico and onshore California oil properties, which represented substantially all of our oil and gas properties.

Our primary focus during 2017 is to improve our safety performance, reach a resolution to the complex issues in Indonesia for the benefit of all stakeholders and continue to exercise capital and cost discipline to achieve our balance sheet objectives.

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Executive Compensation Highlights (page 24)

•	Majority of our executives’ target direct compensation is at risk and based on measurable performance and increases in stock price under our annual and long-term incentive programs.

•	Payout of annual incentive awards for 2016 based on company performance, including the compensation committee’s exercise of discretion to reduce payouts based on safety issues.

•	Forfeiture of performance share units (PSUs) for the 2014-2016 performance period for failure to satisfy performance conditions.

•

In direct response to stockholder feedback and consistent with our goals of reducing debt and costs, and continuing to safely and effectively operate our business, we adopted a new structure for 2016 PSUs, incorporating financial and operational metrics in addition to relative total stockholder return (TSR) performance metric.

•	Special cash and equity awards to certain executives in recognition of significant company achievements in 2016.

•	Base salary increases for certain executives in March 2017 – first increase for chief executive officer and chief financial officer in 10 years.

•	Increase in chief executive officer’s required stock ownership level from 5x to 6x base salary.

Corporate Governance Highlights (page 6)

Good corporate governance is a long-standing priority at our company. We are committed to effective corporate governance that is informed by our stockholders, promotes the long-term interests of our stockholders, strengthens board and management accountability, and engenders public trust in our company. Our commitment to good corporate governance is evidenced by the following practices:

•	Active board oversight of risk

•	Non-executive chairman of the board

•	Highly independent board and committees

•	Annual election of directors

•	Majority voting for directors

•	Stockholder proxy access

•	Stock ownership guidelines for directors and executives

•	Annual board and committee performance evaluations

•	Active stockholder engagement program

Stockholder Engagement Highlights (page 4)

Our board has a history of being responsive to our stockholders. Changes to our governance and compensation structures implemented in 2016 that were informed by views and insights gathered through our stockholder engagement and outreach efforts included the following:

•	Appointed a non-executive chairman of the board.

•	Revised director compensation program to eliminate meeting attendance fees and reduce the value of annual equity awards.

•	Adopted a new structure for 2016 performance share unit (PSU) awards, incorporating financial and operational metrics in addition to the relative total stockholder return (TSR) performance metric.

•

Amended by-laws to provide for a proxy access right developed and guided by stockholder input and overwhelmingly approved by stockholders at 2016 annual meeting following a majority-supported proxy access stockholder proposal in 2015.

Key topics discussed with our stockholders in early 2017 included our redefined strategy, board composition, key elements of our core executive compensation program and our approach to sustainable development.

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Agenda and Voting Recommendations

Item	Description	Board Vote Recommendation	Page
No. 1	Election of eight directors	FOR each nominee	15
No. 2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017	FOR	57
No. 3	Approval, on an advisory basis, of the compensation of our named executive officers	FOR	58
No. 4	Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers	FOR a frequency of EVERY YEAR	59

Director Nominee Highlights (page 16)

Name	Age	Director Since	Principal Occupation	Independent	Board Committees
Richard C. Adkerson	70	2006	Vice Chairman, President and Chief Executive Officer Freeport-McMoRan Inc.
Gerald J. Ford Non-Executive Chairman of the Board of Freeport- McMoRan Inc.	72	2000	Chairman of the Board Hilltop Holdings Inc.	✓	• Audit • Executive (Chair) • Nominating and Corporate Governance (Chair)
Lydia H. Kennard	62	2013	President and Chief Executive Officer KDG Construction Consulting	✓	• Corporate Responsibility • Nominating and Corporate Governance
Andrew Langham	44	2015	General Counsel Icahn Enterprises L.P.	✓	• Compensation • Nominating and Corporate Governance
Jon C. Madonna	73	2007	Retired Chairman and Chief Executive Officer KPMG LLP	✓	• Audit (Chair) • Compensation • Nominating and Corporate Governance • Executive
Courtney Mather	40	2015	Portfolio Manager Icahn Capital LP	✓	• Audit • Executive
Dustan E. McCoy	67	2007	Retired Chairman and Chief Executive Officer Brunswick Corporation	✓	• Compensation (Chair) • Corporate Responsibility • Executive
Frances Fragos Townsend	55	2013	Executive Vice President of Worldwide Government, Legal and Business Affairs MacAndrews & Forbes Holdings Inc.	✓	• Corporate Responsibility (Chair) • Compensation • Executive

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STOCKHOLDER ENGAGEMENT

We have an extensive stockholder outreach program through which we seek ongoing input from our largest institutional investors and other stockholders regarding our governance practices and executive compensation, and implement changes based on this input. We value stockholder views and insights and believe that constructive and meaningful dialogue builds informed relationships that promote transparency and accountability.

Independent Board Members Lead the Process

Beginning in 2013, Gerald J. Ford, now the non-executive chairman of the board, began a series of engagements with our stockholders on behalf of the board. In these engagements, he actively solicits input and collects feedback from stockholders on various governance-related topics, including our governance practices and compensation program. The full scope of investor perspectives gathered through these engagements is integrated into the board’s decision-making processes on issues ranging from strategy to governance and compensation.

History of Responsiveness to Stockholders

Our board values the open communication that we have established and maintained with our stockholders. Many of the changes to our governance and compensation structures implemented over the last several years have been informed by views and insights gathered through these engagements and outreach efforts.

Committed to Inclusive Governance Model: Proxy Access

We took a transparent and inclusive approach in developing a proxy access by-law for presentation to stockholders at our 2016 annual meeting. The proxy access proposal that we presented was developed and guided by stockholder input gathered through a series of engagements with institutional stockholders collectively representing approximately 30% of our outstanding shares, and was overwhelmingly approved by 98% of our stockholders voting on the proposal at our 2016 annual meeting.

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Recent Engagements by the Board and Management

In the fall of 2016 and continuing in early 2017, Mr. Ford and our deputy general counsel and corporate secretary met in person and by telephone with several of our largest institutional investors. While discussions are tailored to reflect the interests of the stockholder, during these meetings and calls, our representatives generally:

•	Provided updates on strategic decisions and actions taken to reduce debt and strengthen the balance sheet, including asset sale transactions.

•	Reviewed the key elements of our core executive compensation program.

•	Solicited views on board composition, board size, and the selection and nomination process.

•	Discussed our approach to sustainable development and environmental stewardship.

•	Sought feedback on perspectives regarding trends for the 2017 proxy season and any other stockholder concerns regarding the business, governance practices and compensation program.

During these meetings, investors expressed support for the redefined business strategy while raising concerns about the significant challenges faced by the business. Insights gathered in these meetings were reported to the board and discussed at relevant board and committee meetings.

Ongoing Dialogue Regarding Social and Environmental Sustainability

We recognize that the nature of our business impacts the environment and communities surrounding our operations. We mitigate impacts through the development of infrastructure, supporting health, safety and education efforts, and providing local employment and business development opportunities. In addition to engagement regarding governance and compensation, we have a robust stakeholder communication program addressing corporate social responsibility. As part of this program, we regularly work with our stockholders and other stakeholders via in-person meetings and site visits, teleconferences, inquiries via email and related conferences. Through these engagement and outreach efforts, our corporate sustainable development team and senior personnel address key industry topics, including:

•	Health, safety and fatality prevention

•	Community development

•	Human rights

•	Transparency of government payments

•	Environmental management

•	Water resources

In 2016, our corporate team engaged with over 60 investor organizations, sustainability analyst firms, banking institutions and non-governmental organizations regarding our sustainability programs and performance. In addition, our operational-level teams regularly engage locally with community stakeholders, development institutions and non-governmental organizations. Our corporate team also works closely with our sales departments to engage both downstream customers and international governmental agencies on sustainability programs and address specific environmental and public health areas of interest that affect access to markets for our various products within the value chain. We believe that effective stakeholder engagement can help reduce sustainability-related risks and enable us to continue to deliver positive contributions to society.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines; Principles of Business Conduct

Good corporate governance is a long-standing priority at our company. We are committed to effective corporate governance that is informed by our stockholders, promotes the long-term interests of our stockholders, strengthens board and management accountability, and engenders public trust in our company. Our corporate governance guidelines, along with the charters of our principal board committees, provide the framework for the governance of our company and reflect the board’s commitment to monitor the effectiveness of policy and decision-making both at the board and management levels.

We are also proud of our commitment to the highest level of ethical and legal conduct in all of our business operations. During 2016, we adopted updated principles of business conduct, which highlight the core values on which our company has built its reputation – safety, respect, integrity, excellence and commitment. Our principles of business conduct provide guidance for the application of these values to our business and define the expected behavior of all of our employees and our board. Amendments to or waivers of our principles of business conduct granted to any of our directors or executive officers will be published promptly on our website.

Our corporate governance guidelines and principles of business conduct are available at www.fcx.com under “Investor Center – Corporate Governance” and are available in print to any stockholder who requests a copy.

Board Composition and Board Refreshment

In accordance with our corporate governance guidelines, our nominating and corporate governance committee reviews annually the composition and size of the board. We recognize the importance of board refreshment to achieve the right blend of institutional knowledge and fresh perspectives on our board. Following constructive discussions with many of our largest stockholders, we reconstituted and reduced the size of the board consistent with the needs of the company. Our reconstituted board brings diverse and extensive professional, financial and business experience while balancing independence and tenure. Our board currently consists of eight members, seven of whom the board has affirmatively determined have no material relationship with the company and are independent within the meaning of our director independence standards, which meet, and in some respects exceed, the independence requirements of the New York Stock Exchange (NYSE). Each of our current board members has been nominated to stand for reelection at our 2017 annual meeting.

Independent directors comprise 88% of our board, the average age of our directors is 60, and the average tenure of our directors is 6.8 years, compared to an average age of 63 and an average tenure of 8.3 years for all directors at S&P 500 companies according to the 2016 Spencer Stuart Board Index. In addition, 25% of the members of our board are women. We remain committed to an ongoing review of the board’s composition to ensure that we continue to have the right mix of skills, background and tenure as we continue to address challenges and position the company for long-term success.

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Board Leadership Structure

The board believes that the decision to combine or separate the positions of chairman and chief executive officer is highly dependent on the strengths and personalities of the individuals involved. In addition, the decision must take into account current business conditions and the environment in which the company operates. While our by-laws and corporate governance guidelines do not require our chairman and chief executive officer positions to be separate, these positions have been separate at our company since 2003, and the board believes that having separate positions continues to be the appropriate leadership structure for the company at this time.

Mr. Adkerson has served as Chief Executive Officer since December 2003 and as President since January 2008. In January 2016, the board appointed our former lead independent director, Gerald J. Ford, as non-executive chairman of the board, with responsibilities that include: (1) presiding at meetings of the board; (2) overseeing the management, development and functioning of the board; and (3) in consultation with the chief executive officer, planning and organizing the schedule and establishing the agendas for board meetings. The board believes this structure provides an effective balance between strong company leadership and appropriate safeguards and oversight by independent directors.

Board’s Role in Oversight of Risk Management

The board takes an active role in risk oversight. The board as a whole is responsible for risk oversight at the company, with reviews of certain areas being conducted by the relevant board committees that regularly report to the full board. In its risk oversight role, the board reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company.

The board believes that full and open communication between senior management and the board is essential to effective risk oversight. Our non-executive chairman regularly meets and discusses with our chief executive officer a variety of matters including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled board meetings where they conduct presentations on various strategic matters involving our operations and are available to address any questions or concerns raised by the board on risk management-related or any other matters. The board oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

In carrying out its risk oversight responsibilities, the board took a more active role during the past year in overseeing the company’s actions to enhance our financial position in response to weak market conditions and refocus the business strategy on our leading position in the global copper industry. To ensure informed and effective oversight, beginning in early 2016, the board instituted frequent conference calls with senior management to receive updates regarding management’s execution of these plans. In addition, the full board has been actively involved in oversight of the protection of our long-term operating rights for our Grasberg operations in Indonesia. These informal calls have continued in early 2017, to provide updates as management continues to work with Indonesian Government officials to reach agreement on a stable framework that benefits all stakeholders while protecting the interests of our stockholders.

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The chart below provides an overview of the allocation of risk management responsibilities among the board committees.

Board and Committee Meeting Attendance

The board had a total of ten meetings during 2016 (four regular meetings and six special meetings). During 2016, each of our directors participated in 85% or more of the total number of meetings of the board and meetings held by each committee of the board on which each director served. Directors are invited but not required to attend annual meetings of our stockholders. Mr. Adkerson attended our last annual meeting of stockholders.

Board of Directors Responsible for risk oversight at the company Board Committees Assist the board in fulfilling its oversight responsibilities with respect to certain areas of risk. Each committee regularly reports on these matters to the full board. Audit Committee Responsible for reviewing and discussing with management, our internal audit firm and our independent registered public accounting firm the company’s major financial risk exposures and the measures management has taken to monitor, control and minimize such risks, including the company’s risk assessment and risk management guidelines and policies Assists the board in fulfilling its oversight responsibilities relating to the effectiveness of the company’s internal control over financial reporting, and the company’s compliance with legal and regulatory requirements Internal audit firm and independent registered public accounting firm meet regularly in executive session with the audit committee Compensation Committee Responsible for overseeing the company’s assessment of whether its compensation policies and practices are likely to expose the company to material risks Responsible, in consultation with management, for overseeing the company’s compliance with regulations governing executive and director compensation Nominating and Assists the board in fulfilling its oversight responsibilities with respect to the Corporate management of risks associated with the company’s board leadership Governance structure and corporate governance matters Committee Corporate Assists the board in fulfilling its oversight responsibilities with respect to the Responsibility management of risks associated with our safety and health policies and Committee programs, environmental policy and implementation programs, human rights policy and practices, community health programs and related public health and medical matters, community policy and practices, governmental and stakeholder relations and social investment and sustainable development programs, charitable contributions and political activity and spending practices

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Board Committees

The board has five standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, a corporate responsibility committee and an executive committee, each of which is composed entirely of independent directors. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our website at www.fcx.com under “Investor Center –Corporate Governance” and are available in print upon request. The following table identifies the current committee members.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Corporate Responsibility Committee	Executive Committee
Gerald J. Ford	✓		Chair		Chair
Lydia H. Kennard			✓	✓
Andrew Langham		✓	✓
Jon C. Madonna	Chair	✓	✓		✓
Courtney Mather	✓				✓
Dustan E. McCoy		Chair		✓	✓
Frances Fragos Townsend		✓		Chair	✓

Audit Committee. The audit committee assists the board in fulfilling its oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting; (2) the integrity of the company’s financial statements; (3) the company’s compliance with legal and regulatory requirements; (4) the qualifications and independence of the company’s independent registered public accounting firm; and (5) the performance of the company’s independent registered public accounting firm and internal audit firm. For more information on the audit committee, see the section titled “Audit Committee Report.” The audit committee held four meetings in 2016.

Compensation Committee. The compensation committee assists the board in fulfilling its oversight responsibilities by (1) discharging the board’s responsibilities relating to compensation of the company’s executive officers; (2) overseeing the form and amount of director compensation; and (3) administering the company’s cash-based and equity-based incentive compensation plans. For more information on the compensation committee, see the section titled “Corporate Governance – Compensation Committee Procedures.” The compensation committee held four meetings in 2016.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities by (1) identifying and formally considering and recommending to the board candidates to be nominated for election or re-election to the board at each annual meeting of stockholders or as necessary to fill vacancies and newly-created directorships; (2) monitoring the composition of the board and its committees and making formal recommendations to the board on membership of the committees; (3) maintaining the company’s corporate governance guidelines and recommending to the board any desirable changes; and (4) evaluating the effectiveness of the board, its committees and management. The nominating and corporate governance committee held two meetings in 2016.

Corporate Responsibility Committee. The corporate responsibility committee assists the board in fulfilling its oversight responsibilities with respect to the company’s (1) environmental policy and implementation programs; (2) human rights policy and practices; (3) safety and health policies and programs; (4) community health programs and related public health and medical matters; (5) community policy and practices, governmental and stakeholder relations, and social investment and sustainable development programs; (6) charitable contributions; and (7) political activity and spending practices. The corporate responsibility committee held three meetings in 2016.

Executive Committee. The executive committee assists the board in fulfilling its oversight responsibilities by acting on behalf of the board during periods between meetings of the board in order to enhance the board’s ability to respond to time-sensitive matters. The members of the executive committee are the non-executive chairman (or lead independent director, as applicable) who is chair of the executive committee, and the chairs of the other standing committees of the board, who are all independent directors, and any other independent director as appointed by the board. The executive committee has all of the powers of the board except as limited by law. The executive committee held one meeting in 2016.

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Board and Committee Independence; Audit Committee Financial Experts

In accordance with the rules of the NYSE, the board must make an affirmative determination that a director has no material relationship with the company and management for such director to be deemed independent. To assist the board in making determinations of independence, the nominating and corporate governance committee established director independence standards, which meet, and in some respects exceed, the independence requirements of the NYSE. In addition, members of the audit and compensation committees must meet heightened standards of independence in accordance with the requirements of the NYSE corporate governance listing standards and U.S. Securities and Exchange Commission (SEC) rules and regulations. The director independence standards are part of our corporate governance guidelines, which are available at www.fcx.com under “Investor Center – Corporate Governance.”

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, the board has affirmatively determined that each of Messrs. Ford, Langham, Madonna, Mather and McCoy, and each of Mses. Kennard and Townsend has no material relationship with the company and is independent within the meaning of our director independence standards. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the committee considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The nominating and corporate governance committee recommended to the board that the seven directors named above be considered independent, which the board approved.

The board also has determined that each of the members of the audit, compensation, nominating and corporate governance, and corporate responsibility committees has no material relationship with the company and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit committee and compensation committee) set forth in the applicable NYSE listing standards and SEC rules. In addition, the board has determined that each of Messrs. Ford, Madonna and Mather qualify as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

Compensation Committee Procedures

The compensation committee has the sole authority to set compensation for our executive officers, including annual compensation amounts and annual and long-term incentive plan criteria, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plans. The compensation committee also reviews, approves and recommends to the board any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers. The compensation committee oversees our assessment of whether our compensation practices are likely to expose the company to material risks. The compensation committee annually recommends to the board the slate of officers for the company, periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions.

To the extent stock options or other equity awards are granted in a given year, the compensation committee’s historical practice has been to grant such awards at its first meeting of that year, which is usually held in January or February. Each July or August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, the first meeting of each year is scheduled approximately six months in advance and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. The compensation committee has a written policy stating that it will approve all regular annual equity awards at its first or second meeting of each fiscal year, and that to the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade.

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The terms of our stock incentive plan provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the compensation committee’s policies, for purposes of our stock incentive plan, the fair market value of our common stock will be determined by reference to the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date. In addition, our stock incentive plan permits the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Our current equity grant policy provides that each of our chief executive officer, chief financial officer and chief administrative officer has authority to make or modify grants to such employees, subject to the following conditions:

•	No grant may relate to more than 20,000 shares of our common stock;

•

Such grants must be approved during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval or such later date set forth in the grant instrument;

•	The exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

•	Any such grants must be reported to the committee at its next meeting.

The compensation committee is also responsible for the oversight of director compensation, including the authority to grant equity-based awards, and conducts an annual review and assessment of all compensation, cash and equity-based, paid to our non-management directors under our director compensation program. For more information regarding director compensation philosophy and procedures, see the section titled “Director Compensation” on page 60.

The compensation committee engages an independent executive compensation consultant to advise the compensation committee on matters related to executive and director compensation. Please refer to the section titled “Compensation Discussion and Analysis” for more information related to the independent executive compensation consultant. In addition, the board has its own independent legal counsel, with whom the compensation committee consults on an as needed basis.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Messrs. McCoy, Madonna and Langham and Ms. Townsend. In 2016, none of our executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on our compensation committee or as one of our directors.

Our insider trading policy prohibits our executives and directors from entering into any hedging arrangements with respect to our securities and limits the ability of our executives and directors to pledge our securities. For more information, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 24.

Board Evaluation Process

The nominating and corporate governance committee oversees the annual performance evaluation of the board as a whole and each committee of the board. Annually, each director completes an evaluation of the full board and of each committee on which the director serves. The evaluations are intended to provide the board and each committee with an opportunity to evaluate performance for the purpose of improving board and committee processes and effectiveness. The detailed questionnaires seek quantitative ratings and subjective comments in key areas of board practices, and ask each director to evaluate how well the board and committees operate and to make suggestions for improvements. The nominating and corporate governance committee reviews the results and the assessment of board performance is presented to the full board. The results of each committee evaluation are delivered to the respective chair of each committee. The results can then be leveraged by the board or relevant committee when considering issues such as board refreshment, committee operations, or board procedures.

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Director Nominations and Qualifications

In evaluating nominees for membership on the board, our nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee takes into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a large publicly traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. In selecting nominees, the committee seeks to have a board that represents a diverse range of perspectives and experience relevant to the company. The committee also evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be effective directors in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas. For more information regarding the experience, qualifications, attributes and skills of director nominees considered by the board through the nominating and corporate governance committee, see the section titled “Proposal No. 1: Election of Directors” on page 15.

Our nominating and corporate governance committee reviews annually the composition and size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

Director Candidates Submitted by Stockholders

Non-Proxy Access Nominations

Our nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004. Supporting information should include (a) the name and address of the candidate and the proposing stockholder; (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines; (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder; and (d) a letter from the candidate stating his or her willingness to serve, if elected.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual meeting of stockholders. Any non-proxy access nomination must be in writing and received by our corporate secretary at our principal executive office no later than April 7, 2018. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than the later of 60 days prior to the date of the 2018 annual meeting or 10 days following the public announcement of the date of the 2018 annual meeting. Any stockholder submitting a nomination under our by-law procedures must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

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Proxy Access Nominations

At our 2016 annual meeting of stockholders, our stockholders approved a proxy access amendment to our by-laws that permits a stockholder, or a group of up to 20 stockholders, owning 3% or more shares of our common stock continuously for the three years prior to the date of submission of a notice nominating a candidate for director and continuing up to the date of the annual meeting, to nominate and include in the company’s proxy materials stockholder nominees for election to the board constituting the greater of (a) two stockholder nominees or (b) 20% of the total number of directors in office as of the last day nominations of stockholder nominees may be submitted, rounded down to the nearest whole number, provided that the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our by-laws.

Any director nomination pursuant to our proxy access by-law must be in writing and received by our corporate secretary at our principal executive office no later than December 25, 2017. If the date of next year’s annual meeting is moved to a date more than 30 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than the later of 180 days prior to the date of the 2018 annual meeting or 10 days following the public announcement of the date of the 2018 annual meeting. Any stockholder submitting a nomination under our proxy access by-law procedures must comply with the procedure, notice and information requirements in Article IV, Section 12 of our by-laws. Nominations made pursuant to our proxy access by-law should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

Succession Planning for Senior Executives

The board is focused on ensuring that the company has an emergency and long-term succession plan in place for key senior executive positions. In the event of an unexpected executive departure, the emergency succession plan allows for smooth transfer of responsibilities to an individual who may or may not be permanently tasked with the new role. In the event of a senior executive’s departure, both internal and external candidates may be considered for permanent appointment to a given role.

The long-term succession plan is intended to develop a pipeline of qualified talent for key roles. The planning process includes a discussion of succession candidates, assessment of relevant skills and planning for professional development where necessary. The company’s short and long-term business strategy will be considered when evaluating candidates and their skills. Multiple succession candidates may be identified for an individual role and provided with relevant growth opportunities. Where possible, the board gains insight through direct exposure to internal succession candidates from their presentations to the board, work with individual directors or board committees, and participation in board activities.

The fully independent executive committee of the board is responsible for overseeing the succession planning process for our chief executive officer and other key senior executives. The executive committee, which includes our non-executive chairman, reviews the company’s succession plan for all key senior executives with input from the chief executive officer. The committee meets with all independent directors at least once annually to discuss and review our emergency and long-term succession plans. In the event that the succession plan is triggered for any of these roles, the full board would participate in the discussion and consideration of any action with a final decision to be made by the independent directors of the board.

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Director and Executive Officer Stock Ownership Guidelines

The nominating and corporate governance committee adopted stock ownership guidelines applicable to our non-management directors and the compensation committee adopted stock ownership guidelines applicable to our executive officers. Under the guidelines, each non-management director is expected to maintain ownership of company stock valued at five times his or her annual retainer, which retainer is currently $75,000. Effective February 2, 2017, upon the recommendation of the compensation committee, the board approved an amendment to the stock ownership guidelines applicable to our executive officers to increase the target multiple for the chief executive officer from five times to six times base salary. Accordingly, Mr. Adkerson is expected to maintain ownership of company stock valued at six times his base salary. Each of our other executive officers is expected to maintain ownership of company stock valued at three times his or her base salary. The value of the stock ownership is calculated based on the one-year and five-year trailing average monthly stock price. Shares of our common stock currently owned and not pledged, including restricted stock units, count as stock owned for purposes of the stock ownership guidelines. Shares held in trust may also be included; however, due to the complexities of the trust laws, the decision to include the shares is made on a case-by-case basis after reviewing the nature of the specific trust involved and considering whether the individual has maintained a pecuniary interest in the shares. Stock ownership levels should be achieved by each non-management director and executive officer as soon as practicable or within four years of being appointed or elected to the board or becoming an executive officer. As of December 31, 2016, all of our non-management directors and all of our executive officers exceeded their target ownership levels except Mr. Conger, who became an executive officer effective February 2, 2016 and is required to achieve his target ownership level by February  2, 2020.

Communications with the Board

The board believes that senior management speaks for the company. Individual board members may, from time to time, meet or otherwise communicate with the company’s stakeholders at the request of the board or senior management. Stockholders or other interested parties may communicate directly with one or more members of the board, or the independent directors as a group, by writing to the director or directors at the following address: Freeport-McMoRan Inc., Attn: Board of Directors or the name of the individual director or directors, 333 North Central Avenue, Phoenix, Arizona 85004. The communication will be forwarded to the non-executive chairman of the board or the appropriate director or directors for response.

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PROPOSAL NO. 1:    ELECTION OF DIRECTORS

The board currently consists of eight members. Upon the recommendation of our nominating and corporate governance committee, the board has nominated eight directors for election at our 2017 annual meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each agreed to be named in this proxy statement and to serve if elected. The persons named as proxies on the proxy card intend to vote your proxy for the election of each such nominee, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by the board or the board may reduce its size.

The board, through the nominating and corporate governance committee, considers the following experience, qualifications, attributes and skills of both director candidates as well as existing members of the board when determining the director nominees:

For more information regarding director nominations and qualifications, see the sections titled “Corporate Governance – Director Nominations and Qualifications” and “Corporate Governance – Director Candidates Submitted by Stockholders” beginning on page 12.

Vote Required to Elect Director Nominees

Under our by-laws, in uncontested elections, directors are elected by a majority of the votes cast. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, with the director nominees who receive the most votes being elected.

In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the board. Our nominating and corporate governance committee will recommend to the board whether to accept or reject the tendered resignation. The board will act on the committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies on the board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 1

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE DIRECTOR NOMINEES LISTED BELOW.

Experience, Qualifications, Attributes & Skills Senior leadership experience Operational management Environmental/sustainability/corporate responsibility Accounting/financial expertise International business Government, legal and regulatory compliance Public company board experience Capital markets/banking Diversity (gender, race)

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Information About Director Nominees

The following table provides certain information as of April 11, 2017, with respect to each director nominee, including information regarding business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that led our nominating and corporate governance committee and the board to determine that such person should be nominated at our 2017 annual meeting of stockholders to serve as a director of the company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. Former public company directorships reflect positions held in the last five years.

Richard C. Adkerson Vice Chairman, President and Chief Executive Officer of Freeport-McMoRan Inc. Age: 70 Director since: 2006

Business Experience: Chief Executive Officer of the company since December 2003. President of the company since January 2008 and from April 1997 to March 2007. Chief Financial Officer of the company from October 2000 to December 2003. Vice Chairman of the Board of the company since May 2013. Co-Chairman of the Board of McMoRan Exploration Co. from 1998 until acquired by the company in 2013. President and Chief Executive Officer of McMoRan Exploration Co. from 1998 to 2004. Vice Chairman of our former parent company from 1995 to 1997. Partner in Arthur Andersen & Co. from 1978 to 1989 where he served as a Managing Director and head of the firm’s global oil and gas industry services. Professional Accounting Fellow with the Securities and Exchange Commission and Presidential Exchange Executive from 1976 to 1978.

Skills and Qualifications: Mr. Adkerson is a recognized business leader in the mining industry, making him highly qualified to serve as a Vice Chairman of the Board of the company. As President and Chief Executive Officer of our company, he has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders and in building an operational, financial and administrative organization that efficiently supports our business. Mr. Adkerson is recognized as a mining industry leader, having served as past Chairman of the International Council on Mining and Metals and on the Executive Board of the International Copper Association. Mr. Adkerson’s strong leadership skills and executive management experiences are instrumental in fostering strong relationships with business partners, key customers, suppliers and host governments, thereby enabling him to guide the company’s business strategy. He holds a B.S. in Accounting with highest honors and an M.B.A. from Mississippi State University and completed the Advanced Management Program at Harvard Business School.

Former Public Company Directorships: McMoRan Exploration Co.

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Gerald J. Ford

Non-Executive Chairman
of the Board of Freeport-
McMoRan Inc.; Chairman
of the Board of Hilltop
Holdings Inc.

Independent

Age: 72

Director since: 2000

Committees:

•    Audit

•    Executive (Chair)

•    Nominating and Corporate
 Governance (Chair)

Business Experience: Non-Executive Chairman of the Board from January 2016 to present. Principal stockholder and Chairman of the Board of Hilltop Holdings Inc., a Texas-based, publicly traded, diversified financial holding company, since 2007, and a director of Hilltop Holdings Inc. since 2005. General Partner of Ford Financial II, L.P., a private equity firm, from 2010 to present and of Ford Financial Fund, L.P., a private equity firm, from 2010 to 2016. Chairman of the Board and Chief Executive Officer of Golden State Bancorp, Inc. and its wholly owned subsidiary, California Federal Bank, FSB, a Federal Savings Bank, from 1998 through its 2002 merger with Citigroup Inc. Chairman of the Board of First Acceptance Corporation from 1996 to 2010 and Chief Executive Officer of First Acceptance Corporation from 1996 to 2002.

Skills and Qualifications: Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 35 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he served as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. His extensive banking industry experience and educational background provide him with expertise in financial, accounting and regulatory matters, making him a valuable member of the board of directors. In addition, Mr. Ford’s service on the board of directors and audit and corporate governance committees of a variety of public companies gives him a deep understanding of the role of the board and positions him well to serve as our non-executive chairman of the board, chair of our executive and nominating and corporate governance committees and as a member of our audit committee. He holds a B.A. in Economics and a J.D. from Southern Methodist University.

Current Public Company Directorships: Hilltop Holdings Inc. and Scientific Games Corporation

Former Public Company Directorships: Pacific Capital Bancorp, McMoRan Exploration Co. and SWS Group, Inc.

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Lydia H. Kennard

President and Chief Executive Officer of KDG Construction Consulting

Independent

Age: 62

Director since: 2013

Committees:

•    Corporate Responsibility

•    Nominating and Corporate
 Governance

Business Experience: President and Chief Executive Officer of KDG Construction Consulting, a construction and program management firm, from 2011 to present. Principal of Airport Property Ventures, LLC, a developer and operator of aviation facilities, from 2007 to present. Executive Director of Los Angeles World Airports, from 1999 to 2003, and again from 2005 to 2007. Member of the California Air Resources Board from 2004 to 2011.

Skills and Qualifications: Ms. Kennard’s over 30 years of executive and operational experience in aviation, construction management and real estate development enables her to contribute to the board her leadership skills and her critical insights into the operational requirements of a large public company. As a result of her former involvement with the California Air Resources Board, she is able to share her understanding of environmental management and pollution control matters, which is valuable in enhancing the board’s insight with respect to our company’s environmental policies and practices. She holds a B.A. in Urban Planning and Management from Stanford University, a Master in City Planning from Massachusetts Institute of Technology and a J.D. from Harvard Law School.

Current Public Company Directorships: Prologis, Inc.

Former Public Company Directorships: Intermec, Inc. and URS Corporation

Andrew Langham General Counsel of Icahn Enterprises L.P. Independent Age: 44 Director since: 2015 Committees: • Compensation • Nominating and Corporate Governance

Business Experience: General Counsel of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion, from 2014 to present. Assistant General Counsel of Icahn Enterprises L.P. from 2005 to 2014. Associate at Latham & Watkins LLP from 2000 to 2005, focusing on corporate finance, mergers and acquisitions, and general corporate matters.

Skills and Qualifications: Based on Mr. Langham’s extensive corporate and public company experience, we believe that Mr. Langham has the requisite set of skills to serve as a member of the board. Mr. Langham received a B.A. from Whitman College, and a J.D. from the University of Washington.

Mr. Langham was initially appointed to the board of directors in October 2015 in accordance with the terms of the Nomination and Standstill Agreement with Carl C. Icahn, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp., Andrew Langham and Courtney Mather. Mr. Langham has been nominated for election to the board at our 2017 annual meeting of stockholders in accordance with such agreement.

Current Public Company Directorships: CVR Partners LP, CVR Refining, LP and CVR Energy, Inc., each of which is indirectly controlled by Carl C. Icahn, and Manitowoc Foodservice, Inc.

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Jon C. Madonna

Retired Chairman and Chief Executive Officer of KPMG LLP

Independent

Age: 73

Director since: 2007

Committees:

•    Audit (Chair)

•    Compensation

•    Nominating and Corporate
 Governance

•    Executive

Business Experience: Retired Chairman and Chief Executive Officer of KPMG LLP, an international accounting and consulting firm. Retired from KPMG LLP in 1996 having held numerous senior leadership positions throughout his 28-year career with KPMG LLP. Chairman of DigitalThink, Inc. from 2002 to 2004 and Chief Executive Officer of DigitalThink, Inc. from 2001 to 2002. President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000 and Vice Chairman of Travelers Group, Inc. from 1997 to 1998.

Skills and Qualifications: Mr. Madonna’s long career in public accounting with an international accounting firm and his service as an executive and a director for several publicly traded companies provides him with extensive experience in addressing strategic, operational, financial, accounting, and regulatory matters at the board level. His depth of experience enables him to provide valuable insight to the board of directors and makes him highly qualified to serve as the chair of our audit committee. He holds a B.S. in Accounting from The University of San Francisco.

Former Public Company Directorships: Tidewater, Inc. and AT&T Inc.

Courtney Mather Portfolio Manager of Icahn Capital LP Independent Age: 40 Director since: 2015 Committees: • Audit • Executive

Business Experience: Portfolio Manager of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, from January 2017 to present. Managing Director of Icahn Capital LP from April 2014 to December 2016. Served various investment roles at Goldman Sachs & Co. from 1998 to 2012, including most recently Managing Director responsible for Private Distressed Trading and Investing.

Skills and Qualifications: Mr. Mather’s significant business and financial experience and leadership roles in various companies provide him with the requisite set of skills to serve as a member of the board. Mr. Mather received a B.A. in Political Science from Rutgers College and attended the United States Naval Academy.

Mr. Mather was initially appointed to the board of directors in October 2015 in accordance with the terms of the Nomination and Standstill Agreement with Carl C. Icahn, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp., Andrew Langham and Courtney Mather. Mr. Mather has been nominated for election to the board at our 2017 annual meeting of stockholders in accordance with such agreement.

Current Public Company Directorships: Herc Holdings, Inc. and Conduent Incorporated, in each of which Carl C. Icahn has a non-controlling interest.

Former Public Company Directorships: Viskase Companies, Inc., American Railcar Industries, Inc., CVR Refining, LP and CVR Energy, Inc., each of which is indirectly controlled by Carl C. Icahn.

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Dustan E. McCoy Retired Chairman and Chief Executive Officer of Brunswick Corporation Independent Age: 67 Director since: 2007 Committees: • Compensation (Chair) • Corporate Responsibility • Executive

Business Experience: Retired Chairman and Chief Executive Officer of Brunswick Corporation, a leading, publicly traded, global manufacturer and marketer of recreation products including marine engines, boats, fitness equipment and billiards equipment, having held such positions from December 2005 to February 2016. President of the Brunswick Boat Group from 2000 until 2005. Joined Brunswick in 1999 as Vice President, General Counsel and Corporate Secretary. Prior to joining Brunswick, served as Executive Vice President for Witco Corporation, a publicly traded specialty chemical products company, with operating responsibility for a variety of global businesses and functions and served as Senior Vice President, General Counsel and Corporate Secretary.

Skills and Qualifications: Mr. McCoy’s extensive experience in legal and compliance matters generally, and more specifically his experience in corporate governance and disclosure matters for publicly traded companies makes him well-suited to serve on the board of directors. Mr. McCoy’s executive management experience provides him with a broad understanding of the operational, financial and strategic issues facing large global companies, enabling him to provide valuable strategic advice to the board and management in advancing the company’s interests. He holds a B.A. in Political Science from Eastern Kentucky University and a J.D. from Salmon P. Chase College of Law at Northern Kentucky University.

Current Public Company Directorships: Louisiana-Pacific Corporation

Former Public Company Directorships: Brunswick Corporation

Frances Fragos Townsend

Executive Vice President of Worldwide Government, Legal and Business Affairs at MacAndrews & Forbes Holdings Inc.

Independent

Age: 55

Director since: 2013

Committees:

•    Corporate Responsibility
 (Chair)

•    Compensation

•    Executive

Business Experience: Executive Vice President of Worldwide Government, Legal and Business Affairs at MacAndrews & Forbes Holdings Inc. from 2013 to present and Senior Vice President from 2010 to 2013. Partner at Baker Botts L.L.P. from 2009 to 2010. Homeland Security and Counterterrorism Advisor to President George W. Bush from 2005 until 2008 and Chair of the Homeland Security Council from 2004 to 2008. Deputy Assistant to President George W. Bush and Deputy National Security Advisor for Combatting Terrorism from 2003 until 2004. Prior to serving the President, Ms. Townsend was the first Assistant Commandant for Intelligence for the U.S. Coast Guard. Before that, Ms. Townsend spent 13 years at the U.S. Department of Justice under the administrations of President George H.W. Bush, President William J. Clinton and President George W. Bush. Ms. Townsend is a member of the Council on Foreign Relations.

Skills and Qualifications: Ms. Townsend brings to the board over 25 years of domestic and international experience in legal, law enforcement and security. Her extensive public policy, government and regulatory experience enables her to provide valuable insight with respect to complex international and regulatory matters addressed at the board level. She holds a B.A. in Political Science and a B.S. in Psychology from American University and a J.D. from the University of San Diego School of Law.

Current Public Company Directorships: Scientific Games Corporation and The Western Union Company

Former Public Company Directorships: SIGA Technologies, Inc.

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STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through stock ownership guidelines applicable to our directors and executive officers.

The table below shows the amount of our common stock beneficially owned as of April 11, 2017 by each of our directors, director nominees, our named executive officers and our executive officers and directors as a group. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Exercisable Options or Vesting of RSUs or PSUs	Number of Shares Subject to Exercisable Options (1)	Number of Shares Subject to Vesting of RSUs (1)	Total Number of Shares Beneficially Owned (2)		Percent of Class (3)
Richard C. Adkerson	1,851,308	7,098,500	1,000,000	9,949,808	(4)	*
Michael J. Arnold	298,737	1,922,500	—	2,221,237	(5)	*
Harry M. Conger, IV	32,763	428,625	—	461,388		*
James C. Flores(†)	325	927,150	—	927,475	(6)	*
Gerald J. Ford	2,250,408	120,790	23,600	2,394,798	(7)	*
Lydia H. Kennard	10,275	—	21,450	31,725		*
Andrew Langham	21,867	—	16,000	37,867		*
Jon C. Madonna	14,105	100,000	38,050	152,155		*
Courtney Mather	177,818	—	16,000	193,818		*
Dustan E. McCoy	16,000	100,000	43,475	159,475		*
Kathleen L. Quirk	399,088	2,743,750	—	3,142,838		*
Frances Fragos Townsend	7,870	—	24,925	32,795		*

Directors and executive officers as a group (11 persons) (8)	5,080,239	12,514,165	1,183,500	18,777,904		1.29%

*	Ownership is less than 1%.
(†)	Departed from the company effective April 4, 2016.

(1)	Reflects our common stock that could be acquired within sixty days of the record date upon the exercise of options, vesting of restricted stock units (RSUs), and the termination of deferrals on previously vested RSUs.

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(2)	In addition to the RSUs included in “Number of Shares Subject to Vesting of RSUs,” each beneficial owner holds the following unvested RSUs and unvested performance share units (PSUs), which are not included in the table above because they do not vest within sixty days of the record date.

Name of Beneficial Owner	Number of Shares Subject to Unvested RSUs	Number of Shares Subject to Unvested PSUs/ Performance-Based RSUs
Richard C. Adkerson	128,000	1,101,000
Michael J. Arnold	32,000	518,000
Harry M. Conger, IV	5,000	258,000
James C. Flores	—	180,000
Gerald J. Ford	8,925	—
Lydia H. Kennard	9,875	—
Andrew Langham	—	—
Jon C. Madonna	8,925	—
Courtney Mather	—	—
Dustan E. McCoy	8,925	—
Kathleen L. Quirk	128,000	633,000
Frances Fragos Townsend	9,875	—

Directors and executive officers as a group (11 persons)*	339,525	2,510,000

*	Excludes shares beneficially owned by Mr. Flores, who departed from the company effective April 4, 2016.

For more information regarding the RSUs and PSUs, see the sections titled “Director Compensation” and “Executive Officer Compensation – Compensation Discussion and Analysis,” and the “2016 Grants of Plan-Based Awards” table.

(3)	Based on 1,446,646,071 shares of our common stock outstanding as of April 11, 2017.

(4)	Includes (a) 20,330 shares held in his individual retirement account (IRA); (b) 506,951 shares held in a trust and (c) 476,980 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. Total number of shares beneficially owned includes the 1,000,000 shares underlying the RSUs awarded in December 2013, which Mr. Adkerson will receive six months after his retirement; these RSUs were vested at grant.

(5)	Includes 6,186 shares held through our Employee Capital Accumulation Program (ECAP), which is the company’s tax-qualified defined contribution plan.

(6)	Includes 325 shares held through our ECAP.

(7)	Includes (a) 20,000 shares held as trustee of a trust and (b) 2,000,000 shares held by Diamond Family Investments LP.

(8)	Excludes shares beneficially owned by Mr. Flores, who departed from the company effective April 4, 2016.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely upon our review of such reports and amendments thereto furnished to us during 2016 and written representations from our directors and executive officers, we believe that during 2016, all required reports were timely filed with the SEC.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows persons known to us, as of April 11, 2017, to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares (1)
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	149,432,776 (2)	10.33%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	120,094,165 (3)	8.30%
Carl C. Icahn and affiliates c/o Icahn Associates Holding LLC 767 Fifth Avenue, Suite 4700 New York, NY 10153	91,236,296 (4)	6.31%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	78,852,838 (5)	5.45%

(1)	Based on 1,446,646,071 shares of our common stock outstanding as of April 11, 2017.

(2)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2017, by Capital Research Global Investors, reflecting beneficial ownership as of December 31, 2016. The Schedule 13G/A reflects 149,432,776 shares held with sole dispositive and voting power.

(3)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2017, by The Vanguard Group on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2016. The Schedule 13G/A reflects 117,896,516 shares held with sole dispositive power, 2,197,649 shares held with shared dispositive power, 2,009,292 shares held with sole voting power, and 247,222 shares held with shared voting power.

(4)	Based on a Schedule 13D filed with the SEC on August 27, 2015, as amended by amendments filed with the SEC on September 18, 2015, September 23, 2015, October 7, 2015, September 13, 2016, and November 23, 2016 by Carl C. Icahn and affiliates. Also based on Schedule 13F filed with the SEC on February 14, 2017, filed by Carl C. Icahn. The Schedule 13F reflects 91,236,296 shares held with shared dispositive and voting power.

(5)	Based on Amendment No. 7 to Schedule 13G filed with the SEC on January 24, 2017, by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2016. The Schedule 13G/A reflects 78,852,838 shares held with sole dispositive power and 66,864,054 shares held with sole voting power.

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EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer, and each of our three other executive officers during 2016 (collectively referred to as our named executive officers or NEOs). Our named executive officers for 2016 are:

Name	Title

Richard C. Adkerson	Vice Chairman, President and Chief Executive Officer

Kathleen L. Quirk	Executive Vice President, Chief Financial Officer and Treasurer

Michael J. Arnold	Executive Vice President and Chief Administrative Officer

Harry M. Conger, IV	President and Chief Operating Officer – Americas

James C. Flores	Former Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC

This CD&A is organized into five sections:

•	Executive Summary (page 25)

•	Executive Compensation Philosophy (page 30)

•	Overview of Principal Components of Executive Compensation (page 31)

•	Post-Termination Compensation (page 38)

•	Compensation Processes and Policies (page 40)

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Executive Summary

Business Overview and 2016 Company Performance Highlights

During 2016, we successfully executed our plan to strengthen our balance sheet. Through a series of transactions, including completion of $6.6 billion in asset sale transactions and a $1.5 billion at-the-market equity offering, we refocused our business on our leading position in the global copper industry. For the year 2016, operating cash flows of $3.7 billion exceeded capital expenditures of $2.8 billion. These transactions, together with cash flows, enabled us to reduce our consolidated debt, net of cash, by more than $8 billion during 2016. Accomplishments in 2016 also included the following:

•

We completed a major expansion at our Cerro Verde mine in Peru and successfully ramped up our new mill concentrating facility to establish an industry leading large-scale operation as a strong cash flow generator for decades to come. The $4.6 billion, multi-year project reached full production rates during the first quarter of 2016 and achieved annual production of 1.1 billion pounds of copper, which was more than double its production in 2015.

•

We successfully executed our operating plans during 2016 by focusing on production efficiencies, cost reduction and maintaining a rigorous approach to capital allocation to generate cash flows to reduce debt and generate value for stockholders. These initiatives contributed to a 19% reduction in our consolidated copper unit site production and delivery costs and a 56% decrease in our capital expenditures compared with the prior year.

•	We were the third best performing company in the S&P 500, with a 95% gain in the trading price of our common stock in 2016.

•	We exited the oil and gas business after completing the sale of our Deepwater Gulf of Mexico and onshore California oil properties, which represented substantially all of our oil and gas properties.

As noted above, a primary corporate goal for 2016 was strengthening our balance sheet, and our compensation committee (the committee) designed the annual incentive plan for 2016 to focus our executive team on that goal. Specifically, the 2016 financial and operational metrics and targets under the annual incentive plan and our results for the year, which exceeded the targets under all metrics except for consolidated unit cash costs, were as follows:

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We are focusing this year on: improving our safety performance; reaching a resolution to the complex issues in Indonesia for the benefit of all stakeholders; and continuing to exercise capital and cost discipline to achieve our balance sheet objectives.

Direct Compensation

Our executive compensation program is significantly performance-based – linking executive pay, company performance and results for stockholders – and is appropriately balanced with short- and long-term measures. The primary components of our executive compensation program are (1) base salary, (2) annual incentive awards and (3) long-term incentive awards (which we collectively refer to as our executive’s “direct compensation”). The annual incentive awards and long-term incentive awards, which comprise the majority of our executive’s target direct compensation, are at-risk, with a significant percentage of the compensation based on measureable performance objectives, both annual and long-term (the performance share units, or PSUs), and increases in our stock price (stock options).

Using these compensation components, in February 2016 the committee established the following target compensation framework for our executive officers for 2016:

Executive	Base Salary	Target Cash Annual Incentive (0-175%)	Target Award Values
			Options	PSUs	Total Target Direct Compensation
Mr. Adkerson	$1,250,000	$1,250,000	$2,500,000	$2,500,000	$7,500,000
Ms. Quirk	650,000	1,137,500	1,625,000	1,625,000	5,037,500
Mr. Arnold	550,000	962,500	1,375,000	1,375,000	4,262,500
Mr. Conger	500,000	1,006,250	718,750	718,750	2,943,750

In approving this framework, which provided for the same target direct compensation for Messrs. Adkerson and Arnold and Ms. Quirk as 2015, the committee considered or recognized the following:

•

Maintained CEO Target Compensation at Below 25th Percentile Levels Despite Expansion of Responsibilities. The committee reviewed data provided by its independent consultant indicating that Mr. Adkerson’s total target direct compensation ranked below the bottom 25th percentile of our peer group and the S&P 250. Although the committee believed that adjustments may have been warranted due to Mr. Adkerson’s increased responsibilities following our elimination of the Office of the Chairman management structure, considering the market environment and the challenges facing our company, the committee determined not to alter Mr. Adkerson’s compensation package in 2016.

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•

Implemented Stockholder Feedback to Integrate Additional Performance Metrics for PSUs. In response to recurring feedback from our investors, beginning in 2015 the committee and its independent consultant evaluated the structure of our PSU program, with the goal of incorporating additional performance metrics into the award, and in March 2016, the committee adopted a new structure for the 2016 PSU awards. Our prior PSU awards were based solely on our total stockholder return (TSR) relative to our peers. Instead of this “TSR-only” design, the 2016 PSUs are based on the financial and operational performance objectives of our AIP for each of the three years in the performance cycle, with the results of each year averaged at the end of the performance cycle to determine the preliminary payout amount, which amount is subject to a “TSR modifier.”

•

Target Value of PSUs Does Not Align with Summary Compensation Table Value Because of Accounting Rules. The committee approved the executive compensation framework at its meeting on February 2, 2016, at which time it granted stock options and approved the number of PSUs to be granted to each executive for 2016 based on an estimated fair value of the award as of that date (which was $4.13). However, the committee recognized the company would be undertaking significant operational and strategic initiatives in light of the difficult market conditions and challenges it faced, including exiting the oil and gas business. Accordingly, the committee determined it was premature to set performance metrics for the new PSUs at this meeting and the committee reconvened in March 2016 to set the applicable financial and operational metrics for the new PSUs. As such, the PSU awards were not effective for accounting purposes until March 30, 2016, at which time the fair value of each PSU had increased to $11.4574, primarily as a result of the significant increase in our stock price between the two meeting dates.

Executive	Target PSU Value	Summary Compensation Table PSU Value
Mr. Adkerson	$2,500,000	$6,874,440
Ms. Quirk	1,625,000	4,468,386
Mr. Arnold	1,375,000	3,780,942
Mr. Conger	718,750	1,947,758

As a result, although the committee used the target PSU award values reflected in the table above when determining the number of PSUs granted to each executive, the accounting valuations reflected in the Summary Compensation Table reflect higher grant date values.

•

Exit from Oil and Gas Business Triggers Change in Senior Leadership. In light of the internal changes resulting from our planned exit from the oil and gas business, the committee did not approve a 2016 compensation framework for Mr. Flores in early 2016. Mr. Flores subsequently separated from the company in April 2016. See “Executive Officer Compensation – Compensation Discussion and Analysis – Post-Termination Compensation – Separation of Mr. Flores” on page 40 and “Executive Officer Compensation –Executive Compensation Tables – Potential Payments Upon Termination or Change of Control” starting at page 51 for more information.

Realizable Pay

In addition to reviewing total direct compensation, the committee also believes that it is important to review and assess “realizable” compensation over the last three years for our CEO and for our executive officers as a group. Realizable compensation differs from the amounts shown in the “Summary Compensation Table” required by the SEC, which appears on page 43, and provides an additional representation of executive compensation, but is not a substitute for that table. Realizable compensation includes the following elements of compensation found in the “Summary Compensation Table”; however, the valuation methodology of certain of these elements differs, as noted below:

•	Base salary for the three-year period

*	this value is equivalent to the aggregate value in the “Summary Compensation Table.”

•	Annual cash incentive awards for the three-year period

*	this value is equivalent to the aggregate value in the “Summary Compensation Table.”

•	For PSUs (and RSUs granted to Mr. Conger) that were granted during the three-year period:

–	the value of such awards at vesting; or

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–	for unvested awards, the value as of December 31, 2016.

*	this value differs from the aggregate value reported in the “Summary Compensation Table,” which reports the grant date fair value of the PSUs granted during the three-year period.

•	For stock options that were granted during the three-year period:

–	the value received upon exercise of such awards; or

–	for unexercised stock options, the Black-Scholes-Merton value as of December 31, 2016.

*	this value differs from the aggregate value reported in the “Summary Compensation Table,” which reports the grant date fair value of the stock options granted during the three-year period.

As shown in the graphs below, realizable compensation for our CEO and for our executive officers as a group for the three-year period was higher than the aggregate reported compensation in the “Summary Compensation Table,” primarily resulting from an increase in the aggregate value of the stock options on December 31, 2016 as compared to the 2015 and 2016 grant date values reported in the Summary Compensation Table. The increase in the Black-Scholes-Merton value for each of the stock option grants in 2015 and 2016 is due in part to the use of the remaining contractual term (instead of the expected term) in the December 31, 2016 valuation and, specifically for the 2016 grant, reflects the dramatic increase in the stock price from the date of grant to the end of the year.

Realizable compensation for all NEOs includes compensation received by Mr. Conger prior to becoming an executive officer, but does not include any values for Mr. Flores, who separated from the company effective April 4, 2016. See “Executive Officer Compensation – Executive Compensation Tables – Potential Payments Upon Termination or Change of Control” on page 54 for information regarding his severance payments and benefits.

Stockholder Engagement and Continued Evolution of Our Executive Compensation Program

Since 2013, the committee has engaged in extensive stockholder outreach efforts, and made significant changes to our executive compensation program in response to the feedback received from our stockholders. Specifically, in recent years, the committee has reduced the target and actual compensation of our most senior executives, and more closely aligned our program with the long-term interests of our stockholders and furthered our long-term business strategy by refining the performance metrics used in our annual and long-term incentive programs.

During meetings with stockholders over the last few years, we have received positive feedback on the restructured program. We have also noted increased positive results in recent years with respect to the annual say-on-pay vote on our executive compensation program. At our 2016 annual meeting, the advisory vote on executive compensation passed with approximately 59% support. Based on feedback from our stockholders, we believe this decline in support from the approximate 88% support received in 2015 was a result of the severance payments we were contractually required to make under the employment agreement in place with one of our departed executives.

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Many stockholders who reported voting against the advisory vote on executive compensation in 2016 communicated that their vote reflected the magnitude of the severance payment, which was in excess of the departed executive’s annual compensation. Stockholders indicated that the overall structure of the compensation program is appropriate and aligns the interests of executives with those of stockholders. The severance payment contractually made to our most recently departed executive is roughly on par with his annual compensation and is connected to our strategic exit from the oil and gas business.

The committee views ongoing dialogue with our stockholders as a critical step in understanding vote outcomes and formulating our executive compensation program. The committee, with input from its independent consultant, reviewed our long-term incentive (LTI) program to incorporate additional performance metrics in our 2016 PSUs in direct response to stockholders perspectives and in accordance with our strategic and operational goals. The committee will continue to revise the compensation program, as it believes necessary, to strengthen alignment with stockholder perspectives and address changing business, industry and economic conditions each year.

Compensation Governance and Best Practices

Our executive compensation program is designed and managed by the independent compensation committee of our board. Structuring a compensation program is a complex process that includes weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding various constituencies. The committee values stockholder perspectives as an element of the review process. The committee is aware of stockholder views both through the broad feedback mechanism of our annual say-on-pay vote on executive compensation, and through direct conversations with investors that allow us to gather more actionable insights. The committee also seeks input from its independent compensation consultant and strives to incorporate compensation “best practices” into our program design.

Below we summarize the compensation governance practices to which we are committed and which we believe enhance the performance of the company and long-term value for stockholders, and those practices that we reject.

We Are Committed To:

✓  Responding to Stockholder Feedback – in addition to the extensive transformation of our executive compensation program in 2014, the committee, with input from its independent consultant, reviewed our LTI program to incorporate additional performance metrics in our 2016 PSUs in direct response to stockholder perspectives and in accordance with our goals of reducing debt and costs, and continuing to safely and effectively operate our business.

✓ Paying for Performance – a significant portion of target direct compensation for our executive officers (83% for our CEO in 2016) is tied to performance of our company and our stock price.
✓ Clawback Policies – we may recover incentive awards paid based on restated financial statements under certain circumstances.

✓  Requiring Stock Ownership – we require our executive officers and directors to maintain ownership of our securities through our use of equity-based compensation and our stock ownership guidelines. In February 2017, the committee increased Mr. Adkerson’s required ownership multiple from 5x to 6x his base salary.

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We Reject:

x Excise Tax Gross-Ups – we have eliminated all excise tax gross-up provisions from our change in control arrangements with our executive officers.

x  Single Trigger Vesting of Equity and Cash Payments – our company’s equity-based awards will only accelerate upon the recipient’s actual or constructive termination of employment within one year of a change of control; similarly, change of control cash payments will only be payable upon the recipient’s actual or constructive termination of employment within one year of a change of control.

x Hedging of Company Stock – our insider trading policy prohibits our executives and directors from entering into hedging arrangements with respect to our securities.

x  Excessive Pledging of Company Stock – our insider trading policy limits the ability of our executives and directors to pledge our securities as follows:

•   our securities may not be pledged as collateral for a margin loan;

•   the executive or director must notify the company prior to execution of the pledge;

•   the executive or director must establish that he or she has the financial capacity to repay the loan without resorting to the pledged securities; and

•   any shares pledged will not be considered as owned for purposes of the stock ownership guidelines applicable to the executive or the director.

Executive Compensation Philosophy

The fundamental principles of our company’s executive compensation philosophy are to:

•	Pay for performance by emphasizing performance-based compensation that balances rewards for both short- and long-term results;

•	Align compensation with the interests of stockholders and the strategy of our business; and

•	Provide a competitive level of compensation to retain talent.

In order to achieve these goals, our committee believes that not only should a significant portion of the executive officers’ compensation be performance-based, but also that such compensation should correspond to the key measures used by our stockholders in assessing our company’s value and driving future growth.

Under our executive compensation program, the primary elements of the performance-based pay are (1) the awards under our annual incentive plan (AIP), which uses financial, operational, safety, environmental and social responsibility metrics to measure performance, and (2) awards under our LTI program which in 2016 focused on our achievements with respect to certain financial and operational metrics, our response to market conditions and strategic considerations, and TSR.

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Overview of Principal Components of Executive Compensation

The principal components of executive officer compensation for 2016 were (1) base salaries, (2) annual incentive awards and (3) long-term incentive awards in the form of PSUs and stock options. In addition, we provide our executives with certain personal benefits and perquisites, as well as post-employment compensation. The principal components are summarized as follows:

2016 Executive Compensation Program
Compensation Element	Characteristics
Base Salary	• Fixed cash compensation • Used to calculate other compensation elements
Annual Incentive Program (AIP)	• Annual variable cash compensation based on pre-established performance metrics • Formula-driven plan using the following metrics (weighted as indicated) to determine target and earned awards:
	Financial (debt reduction; reduction of capital expenditures – mining and O&G)	50%
	Operational (reduction of consolidated net unit cash costs of copper)	25%
	Safety	15%
	Environmental & Social Responsibility	10%
	• Annual cash awards capped at a multiple of base salary (for our CEO in 2016, target = 1x base salary; maximum = 1.75x base salary).
Long-Term Incentive Program (LTI Program)

•   PSU award (50% of LTI Program awards) – payable in shares of stock after a three-year performance period, all of which is at risk based on performance measured by a combination of achievement of financial and operational objectives and TSR.

-   Range of payout of the PSUs is 0% to 200% depending on our achievement of the performance goals.

•   Stock options (50% of LTI Program awards) – vest over a four-year period from date of grant.

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Base Salaries

How base salaries support our compensation philosophy and objectives:

•   Base salaries help us meet the objective of attracting and retaining the key talent and executive officers needed to manage our business successfully.

•   Fixed compensation in the form of base salary represents a small portion of our executive officers’ target compensation, reflecting our goal to allocate more compensation to the performance-based elements of the total compensation package.

•   Individual base salary amounts reflect our committee’s judgment with respect to each executive officer’s responsibilities, performance, work experience and the individual’s historical salary level.

2016 Highlights: Base Salaries
There were no increases to any of our executives’ base salaries in 2016.

In February 2017, the committee reviewed the base salaries of our executive officers, noting that they had not been increased since 2007 (except for Mr. Conger). The committee also considered a report from the committee’s independent compensation consultant noting that our CEO’s base salary was below the 25th percentile of our peer group. See discussion of the committee’s considerations below under “Annual Incentive Awards – Special Annual Incentive Award and Equity Awards to Certain Executives for 2016.” As a result, the committee approved base salary increases for our executive officers as follows: Mr. Adkerson – $350,000 (base salary of $1,600,000); Ms. Quirk –$150,000 (base salary of $800,000) and Mr. Conger – $50,000 (base salary of $550,000). These increases became effective March 1, 2017.

Annual Incentive Awards

How the overall design of the 2016 AIP supports our compensation philosophy and objectives:

•   Our AIP is designed to provide performance-based cash awards to our executive officers, each of whose performance has a significant impact on our financial stability, profitability and future growth.

•   It encourages the alignment of executive management with stockholder objectives.

•   The 2016 AIP’s focus on debt reduction, reduction in capital expenditures and reduction in our consolidated net unit costs of copper reflects our business goals and objectives, while its inclusion of safety and environmental and social responsibility metrics promote the goals of operating the business in a responsible manner.

•   Our focus on strengthening our balance sheet closely aligns management and stockholder interests.

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General Structure of the AIP for 2016. For 2016, the committee established target performance goals in three categories that it believes effectively measure the performance of the company, with each category accounting for a specific percentage of the target award. In these categories, the committee chose the following metrics to measure performance:

Performance Category	Performance Metrics	Purpose

Financial	Net Debt Reduction	Directly reflects our goal of strengthening our balance sheet
	Reduction of Capital Expenditures – Mining	Directly reflects our goal of strengthening our balance sheet
	Reduction of Capital Expenditures – Oil & Gas	Directly reflects our goal of strengthening our balance sheet

Operational	Reduction of Consolidated Net Unit Cash Costs of Copper	Reflects our goal of operating efficiently and controlling production costs

Safety and Environmental/Social Responsibility	Safety	Aligns with our highest priority – safety of our people
	Environmental & Social Responsibility	Supports our significant focus on working toward sustainable development

Following the end of the year, each performance metric is evaluated against the target goal, with payout levels defined for threshold, target and maximum levels of performance. If performance falls within these levels, a sliding scale is used to determine the appropriate payout.

2016 Highlights: Annual Incentive Program

•   Under the 2016 program, each executive (other than Mr. Flores, who separated from the company effective April 4, 2016) had a target award based on a multiple of salary, and was eligible to earn an annual cash award based on the company’s performance relative to defined goals established by the committee.

o  The target annual incentive award for Mr. Adkerson was 100% of base salary, or $1.25 million.

o  The target annual incentive award for each of Ms. Quirk and Mr. Arnold was 175% of base salary. As 2016 was a transition year for Mr. Conger, who became an executive officer in February 2016, the committee set his target annual incentive at $1,006,250.

o  Annual cash incentive payments for threshold performance started at 50% of target with maximum performance earning 175% of target, although the committee retained the discretion to reduce the payment to 0% of target.

•   Based on the company’s performance relative to the pre-established goals, the executives earned a payout amount equal to 121.5% of the target award. However, in consideration of six fatalities at the company’s operations during 2016, the committee exercised its discretion and reduced the safety component to 0%, resulting in a payout amount equal to 110.8%.

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Review of 2016 AIP Results. In February 2017, the committee evaluated the company’s performance against the AIP targets, which were as follows:

Performance Category	Performance Metrics	Weighting	Target	2016 Results
Financial	Net Debt Reduction (in billions)	35%	$3.00	$8.37
	Reduction of Capital Expenditures – Mining (in billions)	8%	$1.90	$1.64
	Reduction of Capital Expenditures – Oil & Gas (in billions)	7%	$1.50	$1.17
Operational	Reduction of Consolidated Net Unit Cash Costs per Pound of Copper	25%	$1.10	$1.24
Safety	Reportable Rate (TRIR)	15%	0.56	0.64
Environmental/Social Responsibility	Environmental/SR (Score)	10%	3	3

In establishing the metrics and goals in March 2016, the committee chose:

•

metrics designed to focus our executives’ efforts on the critical elements of the company’s strategic plans for 2016 – strengthening the balance sheet and refocusing our business on our leading position in the global copper industry; and

•	target goals that were consistent with the company’s budget for the year.

The committee also approved the method for calculating results under each metric. In connection with the committee’s review of our results in early 2017, no adjustments were made to the reported results under the financial metrics. In connection with the calculation of the operational metric, we use the “by-product” method in our calculation of consolidated unit net cash costs per pound of copper in our audited financial statements. Under this method, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs. Our calculation of consolidated unit net cash costs per pound of copper excludes (1) export duties and (2) noncash and other costs, including stock-based compensation costs, start-up costs, inventory adjustments, long-lived asset impairments, restructuring and/or unusual charges. The committee determined that the company performed above the maximum levels for each of the financial metrics, between threshold and target levels for the operational and safety metrics, and at target for the environmental/social responsibility metric.

With regard to the environmental and social responsibility metric, the committee evaluated the company’s performance relative to a scorecard it approved in early 2016. The committee considered the environmental performance with respect to environmental penalties, reportable spills and releases, and notices of violation. With regard to the social responsibility category, the committee considered a corporate-level human rights impact assessment to further integrate the UN Guiding Principles on Business and Human Rights into our programs, investment in community programs, and stakeholder feedback and recognition of sustainability programs. As a result of its assessment, the committee determined that the executives had earned 100% of the target level of the environmental/social responsibility metric.

Based on the company’s overall performance relative to the metrics, the executives earned 121.5% of the target payout under the 2016 AIP. However, after considering the six fatalities at the company’s operations during 2016, the committee did not believe it was appropriate to pay any portion of the safety component of the AIP, and thus exercised its negative discretion under the plan and reduced the safety component to 0%, resulting in a payout of 110.8% of the target award for 2016.

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Special Annual Incentive Award and Equity Awards to Certain Executives for 2016.

In February 2017, the committee reviewed the total compensation of our chief executive officer. The committee noted that following our elimination of the Office of the Chairman structure in 2015 and the departure of our two other former senior executives in 2015 and early 2016, Mr. Adkerson fully assumed the management responsibilities formerly held by three senior officers. Further, the committee noted that in early 2016, it reviewed data from its compensation consultant indicating that Mr. Adkerson’s target compensation ranked below the bottom 25th percentile of our peer group and the S&P 250. Mr. Adkerson’s compensation had been set at that level when the three members of the Office of the Chairman were all compensated at the same level, with the goal of maintaining their aggregate compensation near the average of aggregate compensation for the three most senior executives at peer companies. Although the committee believed that adjustments may have been warranted at the time, considering the market environment and the challenges facing our company, the committee determined not to alter Mr. Adkerson’s compensation package in early 2016. In early 2017, the committee’s compensation consultant once again presented information indicating that Mr. Adkerson’s total compensation package continues to rank below the bottom 25th percentile of our peer group and the S&P 250.

The committee also considered the company’s significant results during 2016 in reducing debt, taking steps to exit the company’s oil and gas business, negotiating and completing significant asset sale transactions, including disposing of substantially all of the company’s oil and gas business, and completing capital market transactions. The committee recognized the key role played by certain executive officers in these accomplishments, some of which are highlighted in the following timeline:

In acknowledgement of these exceptional efforts, the committee approved special awards, payable in equity or a combination of cash and equity, for Messrs. Adkerson and Arnold and Ms. Quirk, as follows:

•	Mr. Adkerson received an aggregate special award of $4,000,000, payable as follows:

o	a special cash incentive award of $1,000,000;

o	a special award of RSUs, with a grant date value of approximately $2,000,000, which will vest annually over four years; and

o	a special award of performance-based RSUs, with a grant date value of approximately $1,000,000, which will vest upon the board’s approval of a performance condition, with Mr. Adkerson abstaining from voting.

•	Ms. Quirk received an aggregate special award of $2,000,000, payable in RSUs that vest annually over four years.

•	Mr. Arnold received an aggregate special award of $500,000, payable in RSUs that vest annually over four years.

Restructured Oil & Gas Management Bond Exchanges Completion of ATM Sumitomo Transaction Announcement Restructured Rig Contracts –$350 mm in Savings California Transaction Announcement Anadarko Closing JAN FEB MAR APR MAY JUN JUL AUG SEP OCT NOV DEC Restructured Bank Credit facilities Sumitomo Closing Reached Agreement to Settle POI Tenke Closing Tenke Transaction Announcement Anadarko Transaction Announcement Agreement with FM O&G Bondholders California Closing sumitomo corporation anadarka petroleum corporation

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Long-Term Incentive Awards

How our long-term incentive awards support our compensation philosophy and objectives:

•   Long-term incentives are a variable component of compensation intended to reward our executives for the company’s success in achieving sustained, long-term profitability and increases in stock value.

•   PSUs granted in 2016 pay out based in part on our achievement of operational and financial goals and in part on our relative stockholder return compared to our peers over a three-year performance period. This design directly links our executives’ earnings to our performance and stockholders’ returns.

•   Stock options align our executives’ interests with those of our stockholders, as the stock option’s value is dependent on the performance of our stock price. Based on our company’s past experience, our committee believes that stock options continue to be an excellent performance-based compensation vehicle that links executive compensation to stockholder return.

•   Equity-based long-term incentives also strengthen focus on stock price performance and encourage executive ownership of our stock.

2016 Highlights: LTI Program

•   As in prior years, target LTI award values are delivered in an equal mix of PSUs and stock options.

•   In direct response to stockholder feedback, we implemented a new structure to PSU awards, which incorporate financial and operational metrics in addition to a relative TSR metric.

•   Total target LTI award values for each executive are generally based on a multiple of salary – 4x base salary for Mr. Adkerson, 5x base salary for Ms. Quirk and Mr. Arnold. As 2016 was a transition year for Mr. Conger, who became an executive officer in February 2016, the committee set his target LTI award value at $1,437,500.

Determination of 2016 LTI Awards.

At its meeting on February 2, 2016, the committee determined the total target LTI award values for each of the executive officers (except Mr. Flores) as follows:

Executive	Total Target LTI Award Value	Number of Options Granted (1)	Estimated Value of Options on 2/2/16 (2)	Target Number of PSUs Granted	Estimated Value of PSUs on 2/2/16 (3)
Mr. Adkerson	$5,000,000	1,085,000	$2,495,500	600,000	$2,478,000
Ms. Quirk	3,250,000	705,000	1,621,500	390,000	1,610,700
Mr. Arnold	2,750,000	595,000	1,368,500	330,000	1,362,900
Mr. Conger	1,437,500	310,000	713,000	170,000	702,100

(1)	The stock options vest ratably over a four-year period.

(2)	Based on an estimated Black-Scholes-Merton value of $2.30. The actual Black-Sholes-Merton value calculated as of the close of February 2, 2016 was $2.64, which is reflected in the Summary Compensation Table on page 43.

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(3)	Based on an estimated fair value as of February 2, 2016 of $4.13. Although the committee determined the target number of PSUs to be granted at its meeting on February 2, 2016, the PSU grants were not effective for accounting purposes until March 30, 2016, when the committee set the applicable performance goals. Due primarily to an increase in the stock price, as of the grant date, the fair value of the PSUs increased to $11.4574, which is the amount reflected in the Summary Compensation Table on page 43.

New Approach for PSUs.

In response to recurring feedback from our investors and evolving compensation practices, the committee and its independent consultant reviewed the structure of our PSU program during 2015 and early 2016, with the goal of including one or more additional performance metrics for performance periods beginning in 2016. The committee believes that while TSR is an effective metric to align executive pay with stockholder returns, other metrics better emphasize execution and performance in areas that are expected to drive improvements in future stockholder returns. Additionally, in early 2016 the committee recognized that the company faced significant challenges and planned to exit the oil and gas business, making it extraordinarily difficult to set performance metrics that would apply over a three-year period. Rather than establish performance metrics applicable for 2016-2018, the committee elected to use the annual financial and operational metrics of the annual incentive plan for 2016, which will be averaged with performance metrics to be established by the committee for 2017 and 2018. The committee recognized that additional or different metrics may be more relevant in the second or third year of the performance cycle, thus it was important to retain flexibility to set appropriate metrics as the company exits the oil and gas business and the business cycle unfolds. In March 2016, as part of the long-term incentive program, the committee granted PSUs to our executive officers for the 2016-2018 performance cycle with the following terms:

•

Instead of a “TSR-only” design, the PSUs are based on the financial and operational performance objectives of our AIP for each of the three years in the performance cycle, with the results of each year averaged at the end of the performance cycle to determine the preliminary payout amount, which is subject to a “TSR modifier.”

•

The financial and operational performance objectives applicable to 2016 are targets based on debt reduction, capital expenditures and consolidated net unit cash costs per pound of copper, as reflected on page 34.

•

Under the “TSR modifier,” the preliminary payout amount can be increased or decreased by up to 25% of the target award based on our TSR over the performance cycle compared to the TSR of an eight-company peer group (consisting of the eight mining company peers listed on page 40), as follows:

FCX TSR Rank	Impact on Preliminary Earned PSUs
1-2	+25%
3-4	+12.5%
5	No Change
6-7	-12.5%
8-9	-25%

The committee adopted a similar approach for PSUs granted in 2017, once again using the financial and operational performance metrics under the AIP for 2017, which will be averaged with performance metrics the committee will establish for 2018 and 2019. While the committee and its compensation consultant believe that the flexibility in setting metrics under this approach is useful in creating a more effective long-term program to motivate and reward executives in times of significant changes for a company, the committee continues to view this as a temporary approach. The committee plans to ultimately return to the more traditional approach of establishing the financial and operational performance metrics at the beginning of the performance period for the full performance period, and will consider doing so in 2018, subject to the company’s challenges and market conditions.

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Forfeiture of 2014 PSU Awards.

In February 2017, the committee certified the results of the PSUs granted in 2014 to our executive officers. These PSUs had a three-year performance period ending December 31, 2016, and vesting and payout was based on the company’s TSR compared to the TSR of our peer group (see page 40 for information about the companies in the peer group applicable to the 2014 PSUs). The executives could earn between 0% and 200% of the target PSU award based on the company’s rank compared to the peer companies. As of the end of the performance period, our TSR ranked at the bottom of the peer group, thus the PSUs were forfeited. The table below details the PSUs that were forfeited in 2017, including the amounts reflected in the Summary Compensation Table for 2014 reflecting the grant date value of the PSUs. As the executives forfeited 100% of the award, no value was realized for these awards.

Executive	PSUs Granted in 2014	Value of Grant Reported as Compensation in 2014	Realized Value of 2014 PSUs
Mr. Adkerson	82,000	$2,556,265	$0
Ms. Quirk	53,000	1,652,220	0
Mr. Arnold	45,000	1,402,828	0
Mr. Conger	n/a	n/a	n/a
Mr. Flores	82,000	2,556,265	0

Totals	262,000	8,167,578	0

Personal Benefits and Perquisites

In addition to the primary elements of our compensation program discussed above, we also provide certain personal benefits and perquisites to our executive officers. In recent years, we have revised this program to discontinue certain benefits, and we will continue to monitor this program and adjust it, as we deem appropriate. The personal benefits and perquisites currently offered are reflected in the “Summary Compensation Table.” Most of these benefits are designed to provide an added level of security to our executives and increase travel efficiencies, thereby ensuring the executives’ ready availability on short notice and enabling the executives to focus more time and energy on company matters and performance. Our committee also recognizes the high degree of integration between the personal and professional lives of these executive officers, and that these benefits ensure the security of the company’s proprietary information by enabling our executives to conduct business while traveling without concern that company information will be compromised.

Post-Termination Compensation

In addition to the compensation received by the executive officers during 2016 and benefits under our tax-qualified defined contribution plans, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a nonqualified defined contribution plan, as well as a supplemental executive retirement plan and change of control and severance benefits to certain executives.

Nonqualified Defined Contribution Plan

We maintain an unfunded nonqualified defined contribution plan for the benefit of our executive officers, as well as other employees. The plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP (the 401(k) plan) have ceased due to qualified plan limits. The company makes a matching contribution (up to 5% of the participant’s base salary) equal to each participant’s deferrals in this plan and the ECAP. In addition, the company makes enhanced contributions equal to 5% of eligible compensation (base salary plus 50% of annual cash incentive awards) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Mr. Adkerson) receiving an additional 5% contribution. The purpose of the nonqualified plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

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Supplemental Executive Retirement Plan

We established an unfunded supplemental executive retirement plan (SERP) for Mr. Adkerson in February 2004. The compensation committee, advised by its independent compensation consultant at the time, approved the SERP, which was then recommended to and approved by our board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum, and Mr. Adkerson has elected to receive an equivalent lump sum payment. The annuity will equal a percentage of Mr. Adkerson’s highest base pay for any three of the five calendar years immediately preceding his completion of 25 years of credited service, plus his average annual incentive award for those years, provided that such average amount cannot exceed 200% of average base pay. The percentage used in this calculation is equal to 2% for each year of credited service up to 25 years. Income associated with option exercises or the vesting of long-term incentive awards is not considered in determining the benefits payable under the SERP.

The SERP benefit will be reduced by the value of all benefits received under all other current and former retirement plans (qualified and nonqualified) sponsored by the company, by FM Services Company, one of our wholly owned subsidiaries, or by any predecessor employer (including our former parent company), except for benefits produced by accounts funded exclusively by deductions from Mr. Adkerson’s pay. As of December 31, 2016, Mr. Adkerson was 100% vested under the SERP.

Change of Control and Severance Benefits for Continuing Executives

During 2016, we provided Ms. Quirk with contractual protections in the event of certain terminations of employment outside of the change of control context, as well as in connection with a change of control. In addition, Mr. Conger was an eligible participant in certain severance and change of control severance plans maintained by the company and our subsidiaries for the benefit of officers and employees. We believe that severance protections, particularly in connection with a change of control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.

We believe that the occurrence, or potential occurrence, of a change of control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain executive officers to remain employed with the company during an important time when their prospects for continued employment following a transaction are often uncertain, we may provide certain executive officers with enhanced severance benefits if their employment is terminated by the company without cause or, in certain cases, by the executive in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the company without cause, and because we believe that in the context of a change of control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. We do not provide excise tax gross-up protections under any change of control arrangements with our executive officers.

We also do not believe that our executive officers should be entitled to receive cash severance benefits merely because a change of control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change of control (i.e. a “double trigger”). In addition, our long-term incentive awards, including the stock options, RSUs and PSUs granted to the executives and all of our employees, provide for accelerated vesting of the award following a change of control only if the recipient also experiences an actual or constructive termination of employment within one year after a change of control.

During 2016, Ms. Quirk was also entitled to severance benefits under her employment agreement in the event of a termination of employment by the company without cause or by her for good reason. Our committee determined that it is appropriate to continue to provide Ms. Quirk with severance benefits under these circumstances in light of her position with the company and as part of her overall compensation package. For more information regarding these benefits, see the section titled “Executive Officer Compensation – Executive Compensation Tables – Potential Payments Upon Termination or Change of Control” starting on page 51.

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Separation of Mr. Flores

Mr. Flores was Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC and a member of the Office of the Chairman. In October 2015, we announced that we planned to exit the oil and gas business and we eliminated the Office of the Chairman structure. Oversight of the oil and gas business during the transition was transferred to our CEO, Mr. Adkerson. Effective April 4, 2016, Mr. Flores departed from the company. Based on the circumstances of his departure, Mr. Flores was entitled to receive the payments and benefits due to him upon a termination of employment without cause under his employment agreement with the company. In addition, Mr. Flores received certain benefits that were vested prior to his termination of employment under the company’s retirement plans, including the nonqualified defined contribution plan, and other benefit arrangements in which he was a participant. The payments and benefits received by Mr. Flores in connection with his separation from the company are reflected in the Summary Compensation Table on page 43, and described in detail under “Executive Officer Compensation –Executive Compensation Tables – Potential Payments Upon Termination or Change of Control” starting on page 51.

Compensation Processes and Policies

Role of Advisors

Our committee has engaged Pay Governance LLC (Pay Governance) as its independent compensation consultant since February 2010. Consistent with our committee’s longstanding policy, Pay Governance will not provide, and has not provided, any services to the company’s management. As required by SEC rules, the committee has assessed the independence of Pay Governance and concluded that Pay Governance’s work did not raise any conflicts of interest. A representative of Pay Governance attends meetings of our committee and communicates with our committee chair between meetings; however, our committee makes all decisions regarding the compensation of our executive officers. Pay Governance provides various executive compensation services to our committee, including advising our committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design, as discussed in more detail below.

Peer Group

In March 2016, in light of the company’s stated intent to exit the oil and gas business and refocus our business on our leading position in the global copper industry, the committee, with input from Pay Governance, developed a new group of peer companies that we will use going forward to compare our executive compensation programs and performance. This new group of peers consists solely of mining companies and is set forth below:

Anglo American plc
Antofagasta plc
BHP Billiton Limited
Glencore Xstrata plc
Rio Tinto plc
Southern Copper Corporation
Teck Resources Limited
Vale S.A.

As previously noted, following our acquisitions of oil and gas companies in mid-2013, Pay Governance worked with the committee and management to structure a peer group that would better align with the company’s transformation to a natural resources company. This prior peer group included companies engaged in international mining activities or oil and gas exploration and production activities, with a ratio of two-thirds mining companies and one-third oil and gas companies. The prior peer group consisted of the following companies, and is the peer group against which our performance is measured for purposes of the PSUs granted in 2014 and 2015: Anglo American plc, Antofagasta plc, Barrick Gold Corporation, BHP Billiton Limited, Glencore plc, Newmont Mining Corporation, Rio Tinto plc, Southern Copper Corporation, Teck Resources Limited, Vale S.A., Anadarko Petroleum Corporation, Apache Corporation, ConocoPhillips, Devon Energy Corporation, and Occidental Petroleum Corporation.

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Stock Ownership

We believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. With that philosophy in mind, we have structured our compensation program to ensure that a portion of our executive officers’ compensation is delivered in the form of equity, such as stock options and PSUs.

Under our stock ownership guidelines, each of our executive officers is required to maintain ownership of company stock valued at a certain multiple of base salary. In February 2017, the committee increased Mr. Adkerson’s ownership guideline from five to six times his base salary. Shares that the executive has pledged, shares held by a spouse or children, and shares due upon the vesting of PSUs are not counted as shares “owned” for purposes of the guidelines. As of December 31, 2016, all of our then current NEOs had exceeded their target ownership level, except for Mr. Conger, who became an executive officer on February 2, 2016 and has until February 2, 2020 to reach his target level.

Executive	Current Ownership Requirement	Actual Ownership Level as of December 31, 2016 (Using 1-year trailing average stock price)
Mr. Adkerson	6x base salary	20x base salary
Ms. Quirk	3x base salary	8x base salary
Mr. Arnold	3x base salary	6x base salary
Mr. Conger	3x base salary	<1x base salary

These ownership levels reflect the individual commitments of our executives to align their interests with those of our stockholders and provide our executives with an incentive to maximize the value of our stock over the long-term. For more information regarding the current stock holdings of our executive officers, please see the section titled “Stock Ownership of Directors and Executive Officers” on page 21.

Compensation Clawback Policy

Our committee has adopted an incentive compensation clawback policy that would enable the company to clawback all or a portion of incentive compensation in the event an executive’s misconduct causes the company to issue a restatement of its financial statements, to the extent that such executive’s incentive compensation was based on the misstated financials. Our committee will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act).

Risks Arising from Compensation Policies and Practices

After reviewing the company’s compensation program, management and our committee believe that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we have taken into account the purpose and structure of these programs and the following design elements of our compensation programs and policies: our balance and amount of annual and long-term compensation elements at the executive and management levels; our selection of performance metrics under our annual and long-term programs that focus our executives and management level employees on the critical elements of our strategic plan, which in turn drive performance; the multi-year vesting of equity awards and three-year performance period of our PSUs that promote focus on the long-term operational and financial performance of our company; and bonus arrangements for most employees that are not guaranteed and are ultimately at the discretion of either our committee (for our executive officers and senior management) or senior management (for other employees). These features, as well as the stock ownership requirements for our executive officers, result in a compensation program that aligns our executives’ interests with those of our stockholders and does not promote excessive risk-taking on the part of our executives or other employees.

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Section 162(m)

Section 162(m) of the Internal Revenue Code (Section 162(m)) limits to $1 million a public company’s annual tax deduction for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee’s policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. As such, the committee may implement revised or additional compensation programs in the future, as it deems necessary to appropriately compensate our executive team.

The 2016 AIP was structured under our annual incentive plan, which was approved by our stockholders in 2014. This plan provides the committee the ability to structure annual incentive awards that are designed to qualify as performance-based compensation under Section 162(m), although the committee retains the discretion to structure compensation arrangements outside of the plan that may not be deductible under Section 162(m). With respect to the LTI awards granted in 2016, the stock options and the PSUs were also designed to qualify for the exclusion from the deduction limitation under Section 162(m).

Compensation Committee Report

The compensation committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee on April 17, 2017: Dustan E. McCoy, Chair Andrew Langham Jon C. Madonna Frances Fragos Townsend

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Executive Compensation Tables

The table below shows the total compensation paid to or earned by our named executive officers. For a more detailed discussion of our executive compensation program, including recent changes to our program, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 24.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Richard C. Adkerson Vice Chairman, President and Chief Executive Officer	2016 2015 2014	$1,250,000 1,250,000 1,354,167	$1,000,000 — 125,000	$6,874,440 2,145,510 2,556,265	$2,864,400 2,489,050 2,489,050	$1,385,000 — 1,125,000	$2,029,631 1,874,626 1,735,332	$579,195 806,655 738,221	$15,982,666 8,570,791 10,123,035
Kathleen L. Quirk Executive Vice President, Chief Financial Officer and Treasurer	2016 2015 2014	650,000 650,000 650,000	— — 113,750	4,468,386 1,370,743 1,652,220	1,861,200 1,634,000 1,634,600	1,260,350 — 1,023,750	— — —	69,637 109,089 93,472	8,309,573 3,763,832 5,167,792
Michael J. Arnold Executive Vice President and Chief Administrative Officer	2016 2015 2014	550,000 550,000 550,000	— — 96,250	3,780,942 1,191,950 1,402,828	1,570,800 1,376,000 1,374,550	1,066,450 — 866,250	— — —	95,790 105,934 97,143	7,063,982 3,223,884 4,387,021
Harry M. Conger, IV (6) President and Chief Operating Officer – Americas	2016	500,000	—	1,947,758	818,400	1,114,925	—	137,651	4,518,734
James C. Flores (7) Former Chief Executive Officer of Freeport- McMoRan Oil & Gas LLC	2016 2015 2014	322,115 1,250,000 1,354,167	— — 125,000	— 2,145,510 2,556,265	— 2,494,000 2,489,050	— — 1,125,000	— — —	7,698,824 483,719 624,346	8,020,939 6,373,229 8,273,828

(1)	As discussed previously, although the number of PSUs to be granted to each officer was determined by the committee on February 2, 2016, at which time the estimated grant date fair value was $4.13 per unit, the grant date of the award was delayed until March 30, 2016, when the committee established the annual operational and financial metrics applicable to the award. As of the March 30, 2016 grant date, the stock price had increased by approximately $6.00, thus increasing the grant date fair value of the award for accounting purposes. The following chart reflects the estimated fair value of the PSU awards approved by the committee on February 2, 2016, compared to the final March 30, 2016 grant date fair value (which is the amount reflected in the “Stock Awards” column):

Executive	Estimated Fair Value on February 2, 2016	Grant Date Fair Value as of March 30, 2016
Mr. Adkerson	$2,478,000	$6,874,440
Ms. Quirk	1,610,700	4,468,386
Mr. Arnold	1,362,900	3,780,942
Mr. Conger	702,100	1,947,758

For more information regarding PSUs granted to the named executive officers, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 24 and footnote (2) to the “2016 Grants of Plan-Based Awards” table on page 45.

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The amounts reported in the table for 2016 reflect the aggregate grant date fair value of the PSUs awarded on March 30, 2016, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. The PSUs represent a contingent right to receive shares of our common stock, with the final number of shares to be issued based on the company’s achievement of annual operational and financial metrics over a three-year performance period, subject to a “TSR modifier,” which may increase or decrease the pay out by up to 25% of the target award based on our TSR relative to a peer group. The grant date fair value of the PSUs with respect to the operational and financial performance conditions was determined by reference to the closing price of the common stock on the grant date ($10.29), and the TSR modifier was valued using a Monte-Carlo valuation model. The Monte-Carlo model utilizes multiple inputs to produce distributions of TSR for the company and each of the applicable peer companies to calculate the fair value of the TSR modifier component of each award. Specifically, for the 2016 awards, the simulation model applied a risk-free interest rate of 0.87% and an expected volatility assumption for the company’s stock price of 58.41%. The risk-free rate is assumed to equal the yield on an approximate three-year treasury bond on the grant date. Volatility is based on historical volatility for the approximate three-year period preceding the grant date. Using these assumptions, the TSR modifier component of the PSUs was valued at $1.1674 per unit, which, when combined with the closing price of the common stock on grant date ($10.29), resulted in a per unit value of $11.4574, which is reflected in the table. The maximum aggregate grant date value of the 2016 stock awards for each of the named executive officers assuming maximum payout of the PSUs, and based on the closing stock price at the date of grant, is as follows: for Mr. Adkerson – $12,348,000, for Ms. Quirk – $8,026,200, for Mr. Arnold – $6,791,400 and for Mr. Conger – $3,498,600.

(2)	Reflects the aggregate grant date fair value of the options granted to the named executive officers in the year reflected, determined using the Black-Scholes-Merton option valuation model. For information relating to the assumptions made by us in valuing the option awards made to our named executive officers, refer to Notes 1 and 10 of our financial statements in our 2016 Annual Report on Form 10-K for the year ended December 31, 2016. For more information regarding options granted to the named executive officers, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 24.

(3)	Reflects the annual incentive award payments received under our annual incentive program based on the achievement of pre-established goals. See the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 24 for more information.

(4)	Includes the aggregate change in actuarial present value of our supplemental executive retirement plan for Mr. Adkerson. See the section titled “Executive Officer Compensation – Executive Compensation Tables – Retirement Benefit Programs” beginning on page 49 for more information.

(5)	The amounts reported for 2016 are shown in the table below and reflect all perquisites and other personal benefits and (A) amounts contributed by the company to defined contribution plans, which include amounts contributed to the ECAP and the nonqualified defined contribution plan; (B) the dollar value of life insurance premiums paid by the company; (C) the dollar value of interest credited on dividend equivalents on outstanding RSUs; and (D) for Mr. Flores, the dollar values of his termination payment of $7,500,000 and his reimbursements under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

The perquisites and other personal benefits reported in the table below include (a) personal financial and tax advice under the company’s executive services program, (b) for Mr. Adkerson, personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and incidental fees directly related to the flight, and for Mr. Flores, personal use of company owned aircraft, which includes maintenance expenses, fuel costs, crew travel expenses, in-flight food and beverage services, parking, ramp and landing fees, airport taxes and similar fees directly related to the flight, and for Messrs. Arnold and Conger, spousal travel expenses, including commercial airline tickets and meals, paid by the company in connection with the spouse accompanying the executive primarily for international business travel, (c) personal use of company facilities and personnel, (d) personal and business use of company cars and security services, which includes driver compensation and vehicle repair, maintenance, and fuel costs, (e) the company’s premium payments for personal excess liability insurance. The amounts in the table reflect the incremental cost to the company.

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2016 All Other Compensation

	Perquisites and Other Personal Benefits					Additional All Other Compensation
Name	Financial and Tax Advice	Aircraft Usage and Spousal Travel	Facilities and Personnel	Security and Cars	Personal Excess Liability Insurance Premiums	Plan Contributions	Life Insurance Premiums	Interest Credited on Dividend Equivalents	Severance Payment
Mr. Adkerson	$20,000	$112,440	$48,960	$113,655	$6,737	$177,400	$27,506	$72,497	—
Ms. Quirk	2,300	—	—	—	2,758	62,950	—	1,629	—
Mr. Arnold	18,954	19,036	—	778	2,758	53,450	—	814	—
Mr. Conger	6,365	65,873	—	—	2,758	61,912	—	743	—
Mr. Flores	20,000	101,369	704	—	6,737	45,978	—	5,948	$7,518,088

(6)	Mr. Conger became an executive officer effective February 2, 2016.

(7)	Reflects Mr. Flores’ compensation for the period of January 1, 2016 until his departure from the company effective April 4, 2016. See the section titled, “Executive Officer Compensation – Executive Compensation Tables – Potential Payments Upon Termination or Change of Control” for information regarding the severance-related payments and benefits he received.

2016 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Target (5)	Maximum
Richard C. Adkerson AIP LTI Progam – PSUs LTI Progam – Options	— 3/30/2016 2/2/2016	$625,000 — —	$1,250,000 — —	$2,187,500 — —	— 600,000 —	— 1,200,000 —	— — 1,085,000	— — $4.35	— $6,874,440 2,864,400
Kathleen L. Quirk AIP LTI Program – PSUs LTI Program – Options	— 3/30/2016 2/2/2016	568,750 — —	1,137,500 — —	1,990,625 — —	— 390,000 —	— 780,000 —	— — 705,000	— — 4.35	— 4,468,386 1,861,200
Michael J. Arnold AIP LTI Program – PSUs LTI Program – Options	— 3/30/2016 2/2/2016	481,250 — —	962,500 — —	1,684,375 — —	— 330,000 —	— 660,000 —	— — 595,000	— — 4.35	— 3,780,942 1,570,800
Harry M. Conger, IV AIP LTI Program – PSUs LTI Program – Options	— 3/30/2016 2/2/2016	503,125 — —	1,006,250 — —	1,760,937 — —	— 170,000 —	— 340,000 —	— — 310,000	— — 4.35	— 1,947,758 818,400

(1)	For 2016, under the annual incentive program, each executive had a target award based on a multiple of salary, with the amount to be earned based on the company’s performance relative to defined goals established by the compensation committee. The amounts reported represent the estimated threshold, target and maximum possible annual cash incentive payments that could have been received by each named executive officer pursuant to the annual incentive program for 2016. The estimated amounts in the “Target” column were approved by the compensation committee and reflect 100% of base salary for Mr. Adkerson, 175% of base salary for each of Ms. Quirk and Mr. Arnold, and $1,006,250 for Mr. Conger. Achievement of the threshold level of performance would result in a payout of 50% of the target award, and a maximum performance would result in 175% of target. For more information, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 24.

(2)

These awards represent PSUs awarded to the executive officers as part of the 2016 long-term incentive program (LTI Program). Each of the named executive officers received 50% of their 2016 target LTI Program award in the form of PSUs based on estimated grant date fair values as of February 2, 2016; however, the final grant date fair value for the PSU award (as reflected in the table above) was approximately 2.8 times the

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estimated value used by the committee to determine the award amount because of a delay in setting the final annual operational and financial metrics on which the awards are based. Each PSU granted in 2016 represents a contingent right to receive shares of our common stock, with the final number of shares to be issued to our named executive officers based on the company’s achievement of annual operational and financial metrics and on our TSR compared to the TSR of our peer group during the three-year period ending on December 31, 2018. For more information regarding PSUs granted to the named executive officers, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 24.

(3)	Each of the named executive officers received 50% of their 2016 LTI Program award in the form of options based on the estimated grant date fair value as of February 2, 2016.

(4)	The exercise price of each stock option reflected in this table was determined by reference to the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date.

(5)	For the 2016 PSU awards, the executives may receive between 0% and 200% of the target PSU award based on achievement of the applicable performance goals, thus there was no determinable threshold.

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Outstanding Equity Awards at December 31, 2016

	Option Awards (1)					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
Richard C. Adkerson	01/29/07 01/28/08 02/02/09 02/01/10 02/07/11 02/06/12 05/11/07 02/02/09 02/02/10 02/08/11 02/06/12 01/29/13 02/04/14 02/03/15 02/02/16	162,000 162,000 162,000 162,000 135,000 135,000 3,000,000 250,000 1,000,000 500,000 330,000 450,000 167,500 145,000 —	— — — — — — — — — — — — 167,500 435,000 1,085,000	22.650 27.860 11.930 29.130 31.950 24.080 36.460 12.295 36.255 55.640 46.730 35.010 30.940 18.980 4.350	01/29/17 01/28/18 02/02/19 02/01/20 02/07/21 02/06/22 05/11/17 02/02/19 02/02/20 02/08/21 02/06/22 01/29/23 02/04/24 02/03/25 02/02/26	—	—	672,000	$8,863,680
Kathleen L. Quirk	01/29/07 01/28/08 02/02/09 02/01/10 02/07/11 02/06/12 05/11/07 02/02/09 02/02/10 02/08/11 02/06/12 01/29/13 02/04/14 02/03/15 02/02/16	40,500 40,500 40,500 40,500 40,500 40,500 1,000,000 300,000 300,000 150,000 110,000 112,500 110,000 95,000 —	— — — — — — — — — — — 37,500 110,000 285,000 705,000	22.650 27.860 11.930 29.130 31.950 24.080 36.460 12.295 36.255 55.640 46.730 35.010 30.940 18.980 4.350	01/29/17 01/28/18 02/02/19 02/01/20 02/07/21 02/06/22 05/11/17 02/02/19 02/02/20 02/08/21 02/06/22 01/29/23 02/04/24 02/03/25 02/02/26	—	—	436,000	5,750,840
Michael J. Arnold	05/11/07 02/02/09 02/02/10 02/08/11 02/06/12 01/29/13 02/04/14 02/03/15 02/02/16	700,000 180,000 240,000 120,000 100,000 101,250 92,500 80,000 —	— — — — — 33,750 92,500 240,000 595,000	36.460 12.295 36.255 55.640 46.730 35.010 30.940 18.980 4.350	05/11/17 02/02/19 02/02/20 02/08/21 02/06/22 01/29/23 02/04/24 02/03/25 02/02/26	—	—	370,000	4,880,300
Harry M. Conger, IV	02/06/07 05/01/07 01/28/08 02/02/09 02/02/10 02/08/11 02/06/12 01/29/13 02/04/14 02/03/15 02/02/16	2,509 30,000 30,000 23,000 100,000 50,000 65,000 48,750 18,750 18,750 —	— — — — — — — 16,250 18,750 56,250 310,000	29.148 33.680 42.650 12.295 36.255 55.640 46.730 35.010 30.940 18.980 4.350	02/07/17 05/01/17 01/28/18 02/02/19 02/02/20 02/08/21 02/06/22 01/29/23 02/04/24 02/03/25 02/02/26	15,000	$197,850	170,000	2,242,300
James C. Flores	12/30/10 06/01/11 06/01/12 02/04/14 02/03/15	1,350 5,400 5,400 335,000 580,000	— — — — —	31.820 32.600 16.340 30.940 18.980	04/04/19 04/04/19 04/04/19 04/04/19 04/04/19	—	—	72,000	949,680

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(1)	Unless otherwise noted, the stock options become exercisable in 25% annual increments on each of the first four anniversaries of the date of grant and have a term of 10 years. The unvested stock options will become immediately exercisable if there is a qualifying termination of employment following a change in control.

(2)	The exercise price of the stock options granted by the company was determined by reference to the closing price of our common stock on the grant date.

(3)	Represents RSUs held by Mr. Conger, which will vest and be paid out in shares of our common stock as set forth in the table below.

Name	RSUs	Vesting Date
Mr. Conger	10,000 5,000	02/15/17 02/15/18

(4)	The market value of the unvested RSUs and PSUs reflected in this table was based on the $13.19 closing market price per share of our common stock on December 30, 2016.

(5)	Represents PSUs held by the named executive officers, as set forth in the table below. The PSUs will vest following the end of the applicable performance period and be paid out in shares of our common stock based on satisfaction of the applicable performance goals. With respect to the 2014 and 2015 PSU awards, the executives will earn between 0% and 200% of the target PSU award based on the company’s TSR compared to the TSR of the company’s peer group. With respect to the 2016 PSU awards, the executives will earn between 0% and 175% of the target PSU award based on the company’s achievement of annual operational and financial metrics and up to an additional 25% of the target PSU award based on the company’s TSR compared to the TSR of the company’s peer group. In early 2017, the compensation committee determined that the 2014 PSU awards were forfeited for failure to meet the performance condition. Accordingly, the amounts reported in the table above reflect a 0% payout with respect to the 2014 PSU awards, which was confirmed by the compensation committee in February 2017, a payout at the threshold amount with respect to the 2015 PSU awards, and a payout at the target amount with respect to the 2016 PSU awards.

Name	Grant Date		PSUs			Last Day of Performance Period
			Threshold**	Target	Maximum
Mr. Adkerson	2/27/2014 2/3/2015 3/30/2016	*	32,800 72,000 n/a	82,000 180,000 600,000	164,000 360,000 1,200,000	12/31/16 12/31/17 12/31/18
Ms. Quirk	2/27/2014 2/3/2015 3/30/2016	*	21,200 46,000 n/a	53,000 115,000 390,000	106,000 230,000 780,000	12/31/16 12/31/17 12/31/18
Mr. Arnold	2/27/2014 2/3/2015 3/30/2016	*	18,000 40,000 n/a	45,000 100,000 330,000	90,000 200,000 660,000	12/31/16 12/31/17 12/31/18
Mr. Conger	3/30/2016		n/a	170,000	340,000	12/31/18
Mr. Flores	2/27/2014 2/3/2015	*	32,800 72,000	82,000 180,000	164,000 360,000	12/31/16 12/31/17

*	In February 2017, the compensation committee confirmed that the 2014 PSU awards were forfeited for failure to satisfy the performance conditions.

**	For the 2016 PSU awards, each executive may receive between 0% and 200% of the target PSU award based on achievement of the applicable performance goals, thus there was no determinable threshold.

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2016 Option Exercises and Stock Vested (1)

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Richard C. Adkerson	240,000	$1,327,200
Kathleen L. Quirk	80,000	442,400
Michael J. Arnold	40,000	221,200
Harry M. Conger, IV	35,000	193,550
James C. Flores	113,700(3)	1,071,054

(1)	None of the named executive officers exercised options during 2016.

(2)	The value realized on vesting of RSUs is based on the closing sale price on the date of vesting of the RSUs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

(3)	Includes 70,794 stock-settled RSUs and 42,906 cash-settled RSUs that vested in 2016.

Retirement Benefit Programs

Nonqualified Defined Contribution Plan. We maintain an unfunded nonqualified defined contribution plan (NQDC plan) for the benefit of our executive officers, as well as others. The NQDC plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP (our tax-qualified defined contribution plan) have ceased due to qualified plan limits. The company makes a matching contribution equal to each participant’s deferrals in this NQDC plan and the ECAP limited to 5% of the participant’s base salary. In addition, the company also makes enhanced contributions equal to 5% of eligible compensation (base salary plus 50% of annual incentive awards) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Mr. Adkerson) receiving an additional 5% contribution. Distribution is made in a lump sum as soon as practicable or if timely elected by the participant, on January 1st of the year following retirement, but no earlier than the date allowable under law following separation from service. The table below sets forth the balances under our NQDC plan as of December 31, 2016 for each named executive officer.

Deferred Restricted Stock Units. In connection with the termination of his employment agreement in December 2013, Mr. Adkerson received 1,000,000 RSUs. These RSUs represent the right to receive an equivalent number of shares of our common stock. The RSUs were vested at grant but payout of shares of our common stock is deferred until six months after Mr. Adkerson’s retirement.

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Richard C. Adkerson	NQDC plan	$101,000	$142,400	$836,870	—	$26,657,554
	Deferred RSUs	—	—	6,420,000	—	13,190,000
Kathleen L. Quirk	NQDC plan	41,000	36,450	54,498	—	1,781,644
Michael J. Arnold	NQDC plan	31,000	26,950	126,963	—	4,065,516
Harry M. Conger, IV	NQDC plan	11,750	35,412	11,449	—	395,325
James C. Flores	NQDC plan	23,135	19,478	7,532	$(273,344)	—

(1)	The amounts reflected in this column are included in the “Salary” column for each named executive officer for 2016 reported in the “Summary Compensation Table.”

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(2)	The amounts reflected in this column are included in the “All Other Compensation” column for each named executive officer for 2016 in the “Summary Compensation Table,” although the “Plan Contributions” reflected in footnote (7) to that table also include contributions to the company’s ECAP.

(3)	The assets in the NQDC plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For 2016, that rate of interest was equal to 3.50% during the period from January 1, 2016 to December 14, 2016 and 3.75% during the period from December 15, 2016 to December 31, 2016 and none of the earnings were considered preferential. With respect to Mr. Adkerson’s deferred RSUs, the amount represents the number of deferred RSUs multiplied by the change in the price of our common stock from December 31, 2015 ($6.77) to December 31, 2016 ($13.19).

(4)	The following amounts reflected in this column were included in the 2015 “total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Adkerson – $300,275, Ms. Quirk – $105,888, Mr. Arnold – $79,400 and Mr. Flores – $219,763. The following amounts reflected in this column were included in the 2014 “total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Adkerson – $320,113, Ms. Quirk – $159,820 and Mr. Arnold – $71,540.

Supplemental Executive Retirement Plan – Mr. Adkerson. In February 2004, we established an unfunded supplemental executive retirement plan (SERP) for Mr. Adkerson. The compensation committee, advised by its independent compensation consultant at that time, approved the SERP, which was then recommended to and approved by the board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. The annuity will equal a percentage of Mr. Adkerson’s highest average base pay for any three of the five calendar years immediately preceding Mr. Adkerson’s completion of 25 years of credited service, plus his average annual incentive awards for the same three years; provided that such average amount cannot exceed 200% of the average base pay. The percentage used in this calculation is 2% for each year of credited service for the company and its predecessor beginning in 1981, but capped at 25 years. Mr. Adkerson has attained 25 years of credited service and his annuity was fixed as of January 1st of the year in which he completed 25 years of credited service, and will only increase at retirement as a result of mortality and interest adjustments.

The SERP benefit is reduced by the value of all benefits from current and former retirement plans (qualified and nonqualified) sponsored by the company, by FM Services Company or by any predecessor employer (including our former parent company), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. The amount provided in the table below reflects these reductions. As of December 31, 2016, Mr. Adkerson was 100% vested under the SERP and has elected to receive his SERP benefit in a lump sum.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)
Richard C. Adkerson	Supplemental Executive Retirement Plan	25	$32,633,313

(1)	The years of credited service under the SERP is the participant’s years of service with the company and its predecessor beginning in 1981, but capped at 25 years.

(2)	The accrued benefit was fixed as of January 1st of the year Mr. Adkerson attained 25 years of credited service, but will continue to increase year to year due to actuarial increases based on (a) an assumed 6% interest component, and (b) a mortality adjustment based on the IRS mortality table (as published in Revenue Ruling 2001-62) and defined under the SERP. These actuarial increases compensate for the fact that the benefit is expected to be paid over a shorter timeframe (i.e., life expectancy). The actuarially increased benefit is then present valued to reflect a lump sum payment.

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Potential Payments Upon Termination or Change of Control

Employment Agreement—Ms. Quirk. As of December 31, 2016, we had an employment agreement with Ms. Quirk, which was approved by our compensation committee and the board and which is described below. For additional information, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 24.

The employment agreement with Ms. Quirk provides for a base salary of at least $650,000, and provides that she is eligible to participate in our annual incentive plan. Ms. Quirk continues to be eligible for all other benefits and compensation generally provided to our most senior executives. The term of the agreement continues through January 1st, with automatic one-year extensions unless prior written notice is given by the compensation committee that it does not wish to extend the agreement. In the event of a change of control, the agreement will expire three years following the change of control. The agreement also contains non-competition, non-disclosure and other provisions intended to protect our interests if Ms. Quirk ceases to be employed by us.

In addition to the post-employment benefits provided under the company’s retirement benefit programs described above, Ms. Quirk’s employment agreement entitles her to the following additional benefits.

Severance Benefits. If, during the term of her employment agreement, we terminate Ms. Quirk’s employment without cause or she terminates employment for good reason, she will be entitled to the following:

•	payment of a pro rata annual incentive award for the year in which the termination of employment occurs, based on actual results under our AIP;

•	a cash payment equal to three times the sum of (a) her base salary plus (b) the average of the annual incentive awards paid to her for the immediately preceding three years;

•	continuation of insurance and welfare benefits for three years or until she accepts new employment, if earlier;

•	acceleration of the vesting and payout of all outstanding stock options and RSUs; and

•

under the PSU agreements, in the case of termination without cause, retention of outstanding PSUs, which will vest after the end of the applicable performance period based on the company’s achievement of the performance goal.

Under Ms. Quirk’s employment agreement, “cause” is generally defined as her (a) failure to perform substantially the executive’s duties with the company, (b) breach of the agreement, (c) felony conviction, (d) unauthorized acts resulting in harm to the company or (e) falsification of financial records. “Good reason” is generally defined as (a) any failure by the company to materially comply with any of the provisions of the agreement or (b) the assignment to Ms. Quirk of any duties inconsistent in any material respect with her position, authority, duties or responsibilities under the agreement.

If Ms. Quirk’s employment terminates as a result of death, disability or retirement during the term of her employment agreement, she (or her estate, as applicable) will be entitled to receive payment of a pro rata annual incentive award for the year of termination (based on actual results under our AIP) and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until she accepts new employment, if earlier.

As a condition to receipt of these severance benefits, Ms. Quirk must retain in confidence all confidential information known to her concerning our business. Ms. Quirk has agreed not to compete with us for a period of six months after termination of employment.

Change of Control Severance Benefits. Ms. Quirk’s employment agreement provides that the terms and conditions of her employment (including position, compensation and benefits) will not be adversely changed until the third anniversary of the change of control. If Ms. Quirk is terminated without “cause,” as generally defined above, or if she terminates for “good reason” during the three-year period after a change of control, Ms. Quirk is generally entitled to receive the same payments and benefits that she would receive in the event of a similar termination under the employment agreement, described above, except that Ms. Quirk would receive a cash payment equal to three times the sum of her base salary plus the highest annual incentive award paid to her (rather than the average annual incentive award paid to her) for the immediately preceding three fiscal years. The term “good reason” includes the failure of the acquirer to provide the executive with substantially the same position, authority, duties and responsibilities held prior to the change of control, in addition to the reasons generally provided above. The confidentiality and non-competition provisions continue to apply after a change of control.

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If employment terminates as a result of death, disability or retirement following a change of control, Ms. Quirk will receive the same benefits described above under “Severance Benefits” in the event of death, disability or retirement.

Severance and Change of Control Benefits – Other NEOs. We currently do not have severance or change of control agreements with any of Messrs. Adkerson, Arnold or Conger. Mr. Conger is a participant in the company’s executive change of control severance plan, which is available to certain senior executives of the company and provides benefits if a participant is terminated without cause or with good reason within two years following a change of control. Under this plan, Mr. Conger would be entitled to receive a cash payment equal to the sum of his base salary plus the highest annual incentive award paid to him for the immediately preceding three fiscal years, and continuation of insurance and welfare benefits for one year. For additional information regarding the impact of retirement on the various awards, see the footnotes to the “Potential Payments Upon Termination or Change of Control” table on page 53.

Equity-Based Incentive Awards – Impact of Termination of Employment and Change of Control. The terms of our outstanding equity-based incentive award agreements (which include options, PSUs, and RSUs) generally provide that the subject award will be forfeited if the award recipient terminates employment prior to the vesting of the award, except under certain circumstances described below. In addition, a change of control alone will not automatically result in an acceleration of the vesting of outstanding awards.

Unless otherwise provided in a separate agreement, the following summarizes the effect of a termination of employment under certain scenarios on the outstanding equity-based incentives held by our NEOs:

•

Stock Options – Except as provided in the next sentence, upon a recipient’s termination due to death, disability or retirement, any unvested stock options scheduled to vest within one year will vest as of the termination of employment, and the holder will have the lesser of three years or the remaining term of the option to exercise. For options granted in 2014 and beyond, upon a recipient’s death the option will vest in full if not previously vested. In connection with a change of control, any unvested options will vest in full if the recipient is terminated by the company without cause or terminates with good reason within one year of the change of control.

•

Performance Share Units (PSUs) – Upon a recipient’s termination of employment due to death during the performance period of a PSU award, the award (and any related accrued dividend equivalents) will vest in full and pay out at the target level. If the termination of employment is due to disability or retirement, the award will not be forfeited nor accelerate, but will remain outstanding and vest following the end of the performance period, provided the applicable performance conditions are met. In the event of a change of control, outstanding PSUs will convert into an equivalent number of RSUs (at the target amount), which award (and any related accrued dividend equivalents) will vest on the earlier of the last day of the applicable performance period or the date the recipient is terminated without cause or terminates for good reason.

•

Restricted Stock Units (RSUs) – Upon a recipient’s termination due to death, any outstanding RSUs (and any related accrued dividend equivalents) will vest in full. If the termination is due to disability, any RSUs scheduled to vest within one year (and any related accrued dividend equivalents) will vest as of the termination of employment. In connection with a change of control, the RSUs (and any related accrued dividend equivalents) will vest in full if the recipient is terminated by the company without cause or terminates with good reason within one year of the change of control.

The letter agreement between the company and Mr. Adkerson in December 2013 provides that with respect to Mr. Adkerson’s equity-based incentive awards, he will receive retirement treatment as set forth in the applicable award agreement following any termination of employment, except a termination due to death or termination by the company for cause.

No Excise Tax Gross-Ups. We do not provide excise tax gross-up protections in any of our change of control arrangements with our executive officers. Under Ms. Quirk’s employment agreement, if any part of the payments or benefits received by Ms. Quirk in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, she will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

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The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above for various scenarios involving a change of control or termination of employment of each of our named executive officers, other than Mr. Flores. Immediately following the table, we have separately provided information regarding the separation payments and benefits received by Mr. Flores, who terminated employment effective April 4, 2016.

In addition to the benefits identified, our named executive officers would be entitled to receive the retirement and pension benefits described above under “Executive Officer Compensation – Executive Compensation Tables –Retirement Benefit Programs,” and outstanding vested stock options, which amounts are reflected in footnote (4) to the “Potential Payments Upon Termination or Change of Control” table below.

In accordance with SEC rules, the information below assumes a termination date of December 31, 2016 and reflects the arrangements in effect at that time. We have used the closing price of our common stock of $13.19 on December 30, 2016, as reported on the NYSE, for purposes of calculating the value of the unvested and accelerated options, RSUs and PSUs.

Potential Payments Upon Termination or Change of Control

Name	Lump Sum Payment		Options (Unvested and Accelerated) (1)	Restricted Stock Units (Unvested and Accelerated) (2)	Accumulated Dividends and Interest Payable on Accelerated RSUs	Performance Share Units (Unvested and Accelerated) (3)		Accumulated Dividends Payable on Accelerated PSUs		Health and Welfare Benefits	Total (4)
Richard C. Adkerson
• Retirement/Disability/Termination	n/a		2,397,850	n/a	n/a	—	(3)	—	(3)	n/a	$2,397,850
• Death	n/a		9,591,400	n/a	n/a	$10,288,200		$46,890		n/a	19,926,490
• Qualifying Termination after Change of Control (5)	n/a		9,591,400	n/a	n/a	10,288,200		46,890		n/a	19,926,490
Kathleen L. Quirk
• Retirement	n/a		1,558,050	n/a	n/a	—	(3)	—	(3)	$38,607	1,596,657
• Disability	n/a		1,558,050	n/a	n/a	—	(3)	—	(3)	n/a	1,558,050
• Death	n/a		6,232,200	n/a	n/a	6,660,950		29,958		n/a	12,923,108
• Termination – Good Reason	$4,187,500		6,232,200	n/a	n/a	n/a		n/a		38,607	10,458,307
• Termination – No Cause	4,187,500		6,232,200	n/a	n/a	n/a		n/a		38,607	10,458,307
• Qualifying Termination after Change of Control (5)(6)	5,362,500		6,232,200	n/a	n/a	6,660,950		29,958		38,607	18,324,214
Michael J. Arnold
• Retirement	n/a		1,314,950	n/a	n/a	—	(3)	—	(3)	n/a	1,314,950
• Disability	n/a		1,314,950	n/a	n/a	—	(3)	—	(3)	n/a	1,314,950
• Death	n/a		5,259,800	n/a	n/a	5,671,700		26,050		n/a	10,957,450
• Termination – No Cause (7)	—	(8)	n/a	n/a	n/a	n/a		n/a		n/a	n/a
• Qualifying Termination after Change of Control (5)(8)	n/a		5,259,800	n/a	n/a	5,671,700		26,050		n/a	10,957,450
Harry M. Conger, IV
• Retirement	n/a		685,100	n/a	n/a	—	(3)	—	(3)	n/a	685,100
• Disability	n/a		685,100	$131,900	$ 5,361	—	(3)	—	(3)	n/a	822,361
• Death	n/a		2,740,400	197,850	10,723	2,242,300		—		n/a	5,191,273
• Termination – No Cause (7)	n/a		n/a	n/a	n/a	n/a		n/a		n/a	n/a
• Qualifying Termination after Change of Control (5)	1,500,000		2,740,400	197,850	10,723	2,242,300		—		24,438	6,715,711

*	“n/a” means that the benefit is not provided to the executive or the executive did not have any of the referenced awards as of December 31, 2016.

(1)	The value of the accelerated options is determined by multiplying (a) the difference between the December 30, 2016 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options under each scenario.

(2)	The values of the RSUs were determined by multiplying the December 30, 2016 closing price of our common stock by the number of RSUs to be vested under each scenario.

(3)	The values of the PSUs in connection with death or a qualifying termination after a change of control were determined by multiplying the December 30, 2016 closing price of our common stock by the target number of PSUs with performance periods extending past December 31, 2016. No value is reflected for awards of PSUs granted in 2015 and 2016 in the event of termination upon retirement or disability, or, for Mr. Adkerson, termination with no cause, because the PSU agreements do not provide for automatic vesting of outstanding PSUs and the related dividend equivalent credits in those circumstances. Instead, the awards will remain outstanding through the performance period and vest if the applicable performance conditions are met. For more information, see the “Outstanding Equity Awards at December 31, 2016” table on page 47.

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(4)	In addition to the amounts reflected in this column, upon the occurrence of each event of termination listed in the table, each named executive officer would be entitled to the following additional benefits, as applicable: outstanding, in-the-money stock options that were vested at the time of termination, the executive’s aggregate balance in the NQDC plan (as reflected on page 49), and, for Mr. Adkerson, the present value of his SERP (as reflected on page 50). The aggregate value of these additional benefits for each of our named executive officers, assuming a termination on December 31, 2016, is as follows: Mr. Adkerson – $61,377,987, Ms. Quirk – $13,509,530, Mr. Arnold – $4,226,616 and Mr. Conger – $415,910. These amounts do not include benefits under our ECAP or life insurance policies generally available to all employees. In addition to the standard life insurance policy generally available to employees, Mr. Adkerson has an executive life insurance policy providing for a death benefit of $1.5 million.

(5)	With respect to the stock options and PSUs granted by the company in 2015 and 2016, the agreements provide for the benefits described in the table following a change of control only if the recipient is terminated without cause or terminated with good reason within one year after the change of control. The amounts stated in the rows titled “Qualifying Termination after Change of Control” assume the full vesting of options granted in 2013, 2014, 2015, and 2016 and full vesting and payout at target for PSUs granted in 2015 and 2016.

(6)	Pursuant to the terms of Ms. Quirk’s employment agreement, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

(7)	Each of Messrs. Arnold and Conger is entitled to certain severance benefits in the event of his termination without cause under the company’s severance plan, which is generally available to certain eligible employees.

(8)	Mr. Arnold is entitled to certain benefits in the event of his termination following a change of control under the company’s change of control plan, which is generally available to certain eligible employees.

Termination Payments to Mr. Flores. As previously discussed in the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” on page 24, Mr. Flores departed from the company effective April 4, 2016. In connection with Mr. Flores’ departure, he became entitled to receive the payments and benefits due to him upon a termination of employment without cause under his Amended and Restated Employment Agreement with the company dated February 27, 2014. These benefits include (a) a severance payment of $7,500,000, which was paid following the required six-month delay under Section 409A of the Code, (b) vesting of 602,500 unvested options, which options had no intrinsic value as of April 4, 2016, (c) vesting of 41,832 stock-settled restricted stock units and related accumulated dividend equivalents of $250,678 as of April 4, 2016, (d) retention of 262,000 PSUs, which remain subject to the applicable performance conditions, and (e) continued health and welfare benefits for up to three years. In addition, Mr. Flores received certain benefits that were vested prior to his termination of employment under the company’s retirement plans and other benefit arrangements in which he participated in accordance with the terms thereof.

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AUDIT COMMITTEE REPORT

The audit committee is currently comprised of three directors. The board has determined that each member of the audit committee has no material relationship with the company and that each is independent and financially literate under the listing standards of the NYSE and under the SEC’s standards relating to independence of audit committees.

We, the audit committee, operate under a written charter approved by the committee and adopted by the board. Our primary function is to assist the board in fulfilling the board’s oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting, (2) the integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the company’s independent registered public accounting firm, and (5) the performance of the company’s independent registered public accounting firm and internal audit firm.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for (1) developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls; or (2) auditing the company’s financial statements and the effectiveness of internal control over financial reporting, and reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2016, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, Deloitte & Touche LLP, the company’s internal audit firm (Deloitte & Touche) and Ernst & Young, LLP, the company’s independent registered public accounting firm (Ernst & Young), management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting as of December 31, 2016, both of which are included in our annual report on Form 10-K for the year ended December 31, 2016.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In February 2016, in accordance with our charter, we appointed Ernst & Young as the company’s independent registered public accounting firm for 2016. We have reviewed and discussed the company’s audited financial statements for the year 2016 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the company’s independent registered public accounting firm’s independence, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by PCAOB Auditing Standard No. 1301 (formerly Auditing Standard No. 16) – Communications with Audit Committees (PCAOB Rel. No. 2012-004, August 15, 2012), effective pursuant to SEC Release No. 34-68453 (December 17, 2012), and Auditing Standard No. 2410 (formerly Auditing Standard No. 18) – Related Parties (PCAOB Release No. 2014-002, June 10, 2014), effective pursuant to SEC Release No. 34-73396 (October 21, 2014).

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for the year 2016, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board, and the board approved, the inclusion of the audited financial statements referred to above in our annual report on Form 10-K for the year ended December 31, 2016.

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Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal audit firm. In February 2016, in accordance with our charter, we appointed Deloitte & Touche as the company’s internal audit firm for 2016. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal audit firm also met with us without management being present to discuss these matters.

Dated: April 17, 2017 Jon C. Madonna, Chair Gerald J. Ford Courtney Mather

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young in each of the last two fiscal years:

	2016	2015
Audit Fees (1)	$16,733,000	$16,828,000
Audit-Related Fees (2)	5,165,000	158,000
Tax Fees (3)	157,000	290,000
All Other Fees	—	—

(1)	Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations. Amounts related to oil and gas operations were approximately $4.4 million and $4.9 million of the total amounts reported for 2016 and 2015, respectively. Of the total amount reported for 2016, approximately $390,000 is pending audit committee approval.

(2)	Audit-Related Fees were primarily for professional services rendered for the audits of disposed businesses and other attest services.

(3)	Tax Fees were for professional services related to general tax consultation, transfer pricing, tax compliance and international tax matters.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

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Audit Committee Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit, audit-related, tax and permitted non-audit services to be provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the chair of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chair during any fiscal quarter does not exceed $60,000.

At each regularly-scheduled audit committee meeting, management updates the committee on (1) the scope and anticipated cost of any service pre-approved by the chair since the last meeting of the committee and (2) the pre-approved fees for each service or group of services being provided by our independent registered public accounting firm. Each service provided by our independent registered public accounting firm has been approved in advance by the audit committee, and none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

PROPOSAL NO. 2:    RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

The audit committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. In February 2017, the audit committee appointed Ernst & Young to serve as the company’s independent registered public accounting firm for 2017. This appointment is being submitted to the stockholders for ratification. A representative of Ernst & Young is expected to be present at our 2017 annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The audit committee pre-approves the scope of all audit, audit-related, tax and permitted non-audit services to be provided by Ernst & Young during the ensuing year and determines the appropriate funding to be provided by the company for payment of such services. Ernst & Young has been retained as the company’s independent registered public accounting firm continuously since 2002. The audit committee and the board believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interests of the company and its stockholders. If stockholders do not ratify this appointment, the audit committee will reconsider the appointment although it may determine the independent registered public accounting firm should continue. Even if stockholders ratify the appointment, the audit committee retains its discretion to change the company’s independent registered public accounting firm.

Vote Required to Ratify the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm For 2017

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 2

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

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PROPOSAL NO. 3:    ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The board is committed to excellence in governance and recognizes the interest our stockholders have in our executive compensation program. As part of that commitment and in accordance with Section 14A of the Securities Exchange Act of 1934, our stockholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement.

This proposal, commonly known as the “say-on-pay” proposal, is advisory, which means that the vote on executive compensation is not binding on the company, the board or the compensation committee of the board. Nonetheless, the board takes this vote and the opinions of our stockholders seriously and the compensation committee will evaluate the outcome of this vote in making future compensation decisions with respect to our named executive officers. The vote on this resolution is intended to address the company’s overall compensation of our named executive officers and our compensation philosophy and practices, as described in this proxy statement.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

RESOLVED, That the stockholders of Freeport-McMoRan Inc. (the Company) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for our 2017 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures provided in this proxy statement.

Input from our investors informed many of the changes to our executive compensation program implemented over the last several years. Some highlights of our executive compensation program and recent compensation committee actions include the following:

•	Majority of our executives’ target direct compensation is at risk and based on measurable performance and increases in stock price under our annual and long-term incentive programs.

•	Payout of annual incentive awards for 2016 based on company performance, including the compensation committee’s exercise of discretion to reduce payouts based on safety issues

•	Forfeiture of performance share units (PSUs) for the 2014-2016 performance period for failure to satisfy performance conditions

•

We adopted a new structure for 2016 performance share unit awards, incorporating financial and operational metrics in addition to a relative TSR performance metric. This change is a direct response to stockholder feedback and consistent with our goals of reducing debt and costs, while continuing to safely and effectively operate our business.

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, particularly the section titled “Executive Officer Compensation – Compensation Discussion and Analysis,” which contains detailed information about our executive compensation program, including changes implemented over the last several years.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 3

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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PROPOSAL NO. 4:    ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act provides that stockholders must be given the opportunity to vote, on a nonbinding, advisory basis, as to their preference on how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. We refer to this vote as the “say-on-frequency” vote. Accordingly, we are asking our stockholders to indicate, on a non-binding, advisory basis, whether they would prefer an advisory vote on the compensation of our named executive officers to occur every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

The say-on-frequency vote is required to be offered to our stockholders at least once every six years. Our initial say-on-frequency vote occurred in 2011. At that year’s meeting, stockholders agreed with our board’s recommendation that advisory votes on executive compensation should occur every year.

Our board recommends that the advisory vote on the compensation of our named executive officers continue to be held every year so that stockholders may continue to provide timely, direct input on our executive compensation program. Our board also believes that an annual vote is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Although the “say-on-frequency” vote is advisory and non-binding, our board and the compensation committee will carefully consider the outcome of the vote when making future decisions on the frequency of advisory votes on executive compensation.

Vote Required to Approve, on an Advisory Basis, the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the board. Because this advisory vote has three possible substantive responses (every year, every two years, or every three years), we will consider stockholders to have “approved” the frequency selected by a plurality of the votes cast. The option that receives the most votes by stockholders will be considered the preferred frequency. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 4

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO HOLD THE ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

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CERTAIN TRANSACTIONS

Our corporate governance guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC must be reviewed and approved, or ratified, by the audit committee or the disinterested members of the board. Any such related party transactions will only be approved or ratified if the audit committee or the disinterested members of the board determine that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. The transactions described below have been reviewed and approved or ratified by the audit committee or the disinterested members of the board.

The Freeport-McMoRan Foundation executed in 2014 a gift agreement with the National World War II Museum, Inc., a tax-exempt organization, pursuant to which the Foundation agreed to donate $4 million to the museum, payable in five equal installments of $800,000 per year beginning in 2014. Richard C. Adkerson, our Vice Chairman, President and Chief Executive Officer, serves as Chairman of the Board of Trustees of the National World War II Museum.

DIRECTOR COMPENSATION

Director Compensation Philosophy

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, the board is guided by the following principles:

•

Compensation should fairly pay directors for work required in a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of work and responsibilities;

•	A significant portion of the total compensation should be paid in common stock to align directors’ interests with the long-term interests of our stockholders; and

•	The structure of the compensation program should be simple and transparent.

Process of Setting Director Compensation

Prior to 2015, the nominating and corporate governance committee was responsible for evaluating the form and amount of director compensation and recommending any changes to the full board for approval. During 2015, pending the board’s decision to transfer the responsibility for oversight of director compensation to the compensation committee, the two committees worked together to conduct an extensive evaluation of our director compensation program. The committees engaged Pay Governance, the board’s independent compensation consultant, to prepare a report on market non-management director remuneration practices and evaluate our program in light of the results of the report. In December 2015, Pay Governance reviewed its recommendations at a joint meeting of the nominating and corporate governance and compensation committees, following which the committees prepared a joint resolution recommending the board approve the following changes to our program, which the board approved effective January 1, 2016:

Changes to Director Compensation for 2016

•    Eliminated all board and committee meeting attendance fees.

•    Reduced the grant date value of annual equity awards to non-management directors, from $270,000 to $170,000.

•    Reduced the vesting schedule of equity awards, from four years (with incremental vesting during the term) to one year.

•    Reduced the fee paid to the non-executive chairman of the board (or lead independent director, as applicable) from $100,000 to $50,000 (continued to be paid solely in common stock).

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In addition, in February 2017, the board revised the charters of the nominating and corporate governance and compensation committees to formally transfer the oversight of director compensation to the compensation committee, including the authority to grant equity-based awards. Following this change, the compensation committee will conduct an annual review and assessment of all compensation, cash and equity-based, paid to our non-management directors under our director compensation program in light of the principles set forth under “Director Compensation – Director Compensation Philosophy.” The compensation committee will continue to seek advice from the board’s independent compensation consultant at least every other year, or more often as needed, in connection with evaluating our program relative to relevant market data and formulating its recommendations to the full board.

In addition, under the 2016 Stock Incentive Plan, our stockholders have placed a limit on the cash and equity compensation that may be paid to a non-management director each year. Under the terms of the plan, an annual limit of $750,000 per calendar year applies to the sum of all cash, equity-based awards (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes) and other compensation granted to each non-management director for services as a member of the board, although the maximum number of shares subject to equity-based awards that may be granted during a single fiscal year may not exceed $500,000 of such annual limit.

Cash Compensation

During 2016, each non-management director received an annual fee consisting of, as applicable:

Board/Committee	Fee
	Member	Chair (1)
Board	$75,000	$ 50,000 (2)
Audit	12,500	25,000
Compensation	10,000	20,000
Nominating and Corporate Governance	7,500	15,000
Corporate Responsibility	7,500	15,000

(1)	Chair refers to the committee chair or non-executive chairman of the board, as applicable.

(2)	Paid in shares of our common stock.

In addition, each director was reimbursed for reasonable out-of-pocket expenses incurred in attending each board and committee meeting.

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. Non-management directors may also elect to defer all or a portion of their annual fee, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant. See footnote (1) to the “Director Compensation” table for details regarding participation in this program by our non-management directors.

The compensation of Mr. Adkerson during 2016 for his service as an executive officer is reflected in the “Summary Compensation Table” included in this proxy statement. Mr. Adkerson does not receive any additional compensation for serving on our board.

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Equity-Based Compensation

Under the equity-based component of our program in place during 2016, our non-management directors received annual equity awards payable solely in RSUs, with the number of RSUs granted determined by dividing $170,000 by the closing sale price of our common stock on June 1st, the grant date, or the previous trading day if no sales occur on that date, and rounding down to the nearest hundred shares. The RSUs vest on the first anniversary of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock. The dividend equivalents are only paid upon vesting of the RSUs. In addition, in connection with an initial election to the board other than at an annual meeting, a director may receive a pro rata equity grant. On June 1, 2016, each non-management director (other than Mr. Day) was granted 16,000 RSUs.

Frozen and Terminated Retirement Plan

We previously adopted a retirement plan for non-management directors which entitled directors who had reached age 65 to a retirement benefit based on the annual director fees. In April 2008, we froze the benefit under this plan for our then existing directors and terminated the plan for any future directors. Under the plan, as revised, an eligible current director is entitled to an annual benefit up to a maximum of $40,000 (the prior level of annual director fees), depending on the number of years the retiree served as a non-management director for us or our predecessors. The percentage of the maximum annual benefit, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-management director for us or our predecessors. The benefit is payable from the date of retirement until the retiree’s death. Each eligible director who was also a director of our former parent company, and who did not retire from that board, will receive upon retirement from the board an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death.

The chart below identifies the current non-management directors who would have been eligible to participate in the retirement plan as of December 31, 2016, and summarizes the projected benefit to each assuming the director had retired from the board on such date:

Name of Eligible Director*	Percent of Annual Benefit (Maximum $40,000) to be Paid Annually Following Retirement
Gerald J. Ford	100%
Jon C. Madonna	90%
Dustan E. McCoy	90%

*	As a result of his retirement from the board effective June 8, 2016, Mr. Day became entitled to receive an annual benefit of $60,000 beginning July 1, 2016, payable quarterly until his death.

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Director Compensation Table

The table below summarizes the total compensation paid to or earned by our non-management directors during 2016.

Director Compensation

Name of Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Robert A. Day (6)	$ 83,750	$ —	$ —	$ 382	$ 84,132
Gerald J. Ford	152,500	169,600	—	641	322,741
Lydia H. Kennard	90,000	169,600	n/a	320	259,920
Andrew Langham	92,500	169,600	n/a	—	262,100
Jon C. Madonna	112,040	169,600	28,141	5,018	314,799
Courtney Mather	87,500	169,600	n/a	—	257,100
Dustan E. McCoy	102,500	169,600	42,170	3,862	318,132
Frances Fragos Townsend	100,000	169,600	n/a	320	269,920

(1)	During 2016, each of Messrs. Ford and Mather elected to receive an equivalent number of shares of our common stock in lieu of 100% of his annual fee, and Mr. Langham elected to receive an equivalent number of shares of our common stock in lieu of 50% of his annual fee and to defer 50% of his annual fee to be paid in one installment after his separation from the board. The amounts reflected in this column include the fees used to purchase shares of our common stock and fees deferred by the directors. In addition, the $50,000 fee paid to Mr. Ford in connection with his service as non-executive chairman of the board was paid in shares of our common stock.

(2)	On June 1, 2016 each non-management director was granted 16,000 RSUs. Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant, or the previous trading day if no sales occur on that date, at the closing sale price per share of our common stock.

(3)	Beginning in June 2013, our non-management directors received annual equity awards payable solely in RSUs. The following table sets forth the total number of outstanding RSUs (including vested but deferred RSUs) and stock options held by each non-management director as of December 31, 2016:

Name of Director	RSUs	Options
Robert A. Day	—	115,524
Gerald J. Ford	32,525	120,790
Lydia H. Kennard	32,275	—
Andrew Langham	16,000	—
Jon C. Madonna	46,975	100,000
Courtney Mather	16,000	—
Dustan E. McCoy	52,400	110,000
Frances Fragos Townsend	35,750	—

(4)

Amounts reflect the aggregate change in the actuarial present value of each director’s accumulated benefit under the revised retirement plan as calculated in accordance with Item 402 of Regulation S-K. The following directors had a negative change in the actuarial present value of the pension benefit as follows: Messrs. Day $(619,509) and Ford $(11,684). A negative change in the actuarial present value of the pension benefit occurred in 2016 due to decreasing life expectancies as a result of (a) the change in assumed mortality and (b) continued service past the normal retirement date age of 65. In connection with Mr. Day’s retirement, he

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began receiving benefits under the plan on July 1, 2016, thus the actuarial present value of his pension benefit decreased to $0. As noted above, the director retirement plan was terminated in 2008 for any future directors.

(5)	Includes (a) interest credited on dividend equivalents on unvested RSUs during 2016 (beginning with RSU grants in 2015, interest credits on dividend equivalents are no longer provided), (b) the dollar value of life insurance premiums and the related tax reimbursement paid by the company pursuant to an arrangement assumed in connection with our acquisition of Phelps Dodge, and (c) for Mr. Day, payments received beginning July 1, 2016 under our retirement plan as follows:

Name of Director	Interest Credited on Dividend Equivalents	Life Insurance Premium and Tax Paid
Robert A. Day	$ 382	—
Gerald J. Ford	641	—
Lydia H. Kennard	320	—
Andrew Langham	—	—
Jon C. Madonna	3,855	$1,163
Courtney Mather	—	—
Dustan E. McCoy	3,125	737
Frances Fragos Townsend	320	—

(6)	Mr. Day retired from the board effective as of our 2016 annual meeting of stockholders on June 8, 2016.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote at our 2017 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 11, 2017, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. This proxy statement, along with a proxy card or a voting instruction form and 2016 annual report, is being made available to our stockholders on or about April 25, 2017. We have made these materials available to you on the internet and, in some cases, we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares of our common stock.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we are permitted to furnish proxy materials, including this proxy statement and our 2016 annual report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions for requesting the materials in the notice.

When and where will the annual meeting be held?

Our 2017 annual meeting of stockholders will be held at 10:00 a.m., Eastern Time, on Tuesday, June 6, 2017, at the Hotel du Pont located at 11th and Market Streets, Wilmington, Delaware 19801. You can obtain directions to the Hotel du Pont online at the hotel’s website at www.hoteldupont.com/map-and-directions-en.html.

How can I attend the annual meeting in person?

If you plan to attend the annual meeting in person, please bring proper identification and, if your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, please bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares our common stock on the record date, April 11, 2017.

Who is soliciting my proxy?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote your shares on all matters scheduled to come before our 2017 annual meeting of stockholders, whether or not you attend in person. By completing, dating, signing and returning the proxy card or voting instruction form, or by submitting your proxy and voting instructions via the internet, you are authorizing the proxy holders to vote your shares at the annual meeting as you have instructed.

On what matters will I be voting? How does the board recommend that I cast my vote?

At our 2017 annual meeting, you will be asked to: (1) elect our eight director nominees; (2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017; (3) approve, on an advisory basis, the compensation of our named executive officers; and (4) approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers and consider any other matter that properly comes before the annual meeting.

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The Board unanimously recommends that you vote:

•	FOR all of the director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	In favor of holding an advisory vote on the compensation of our named executive officers EVERY YEAR.

We do not expect any matters to be presented for action at our 2017 annual meeting other than the matters described in this proxy statement. However, by completing, dating, signing and returning a proxy card, or by submitting your proxy and voting instructions via the internet, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting about which we did not have notice at least 45 days before the anniversary date on which we first sent our proxy materials for the prior year’s annual meeting of stockholders or by April 24, 2017, which is the date specified by the advance notice provisions set forth in our amended and restated by-laws, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on April 11, 2017, the record date for the annual meeting.

How many shares of common stock are eligible to be voted?

As of April 11, 2017, the record date for our 2017 annual meeting, we had 1,446,646,071 shares of common stock outstanding, each of which entitles the holder to one vote.

How many shares of common stock must be present to hold the annual meeting?

Under Delaware law and our by-laws, the presence in person or by proxy of a majority of the issued and outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at our 2017 annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, and your bank, broker, trustee or other nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

How do I vote?

Stockholders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are the stockholder of record of those shares and these proxy materials have been made available or mailed to you by us. You may submit your proxy and voting instructions by internet or by mail as further described below. Your proxy, whether submitted via the internet or by mail, authorizes each of Richard C. Adkerson and Kathleen L. Quirk, as your proxies at our 2017 annual meeting, each with the power to appoint his or her substitute, to represent and vote your shares of our common stock as you directed, if applicable.

•	Submit Your Proxy and Voting Instructions via the Internet – www.eproxyaccess.com/fcx2017.

–	Use the internet to submit your proxy and voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on Monday, June 5, 2017.

–	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

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•	Submit Your Proxy and Voting Instructions by Mail – If you have received printed materials, complete, date and sign your proxy card and return it in the postage-paid envelope provided.

If you submit your proxy and voting instructions via the internet, please do not mail your proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed, if applicable, by the latest dated proxy received from you, whether submitted via the internet or by mail. You may also vote in person at the annual meeting.

For a discussion of the treatment of a properly completed, signed and dated proxy card without voting instructions on any or all of the proposals, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Beneficial Owners

If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or by telephone if the bank, broker, trustee or other nominee offers these options or by completing, dating, signing and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Participants in our Employee Capital Accumulation Program

If you hold shares of our common stock through our ECAP, which is the company’s tax-qualified defined contribution plan, you may only submit your voting instructions for your shares of our common stock by mail. Accordingly, please complete, date and sign your voting instruction form and return it in the postage-paid envelope provided to you.

What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly complete, date, sign and return a proxy or voting instruction form, your shares of our common stock will be voted as you specify. If you are a stockholder of record and you make no specifications on the proxy card that you sign and return, your shares of our common stock will be voted in accordance with the recommendations of the board, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the NYSE determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.

Under the rules of the NYSE, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions on this proposal to your bank, broker, trustee or other nominee holding shares for you, your shares may still be voted with respect to the ratification of the appointment of our independent registered public accounting firm.

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Under the rules of the NYSE, the proposals relating to election of directors, the compensation of our named executive officers, and the frequency of votes on the compensation of our named executive officers are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions on these proposals to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to those proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions, if the shares are voted on any other proposal.

What vote will be required, and how will my votes be counted, to elect directors and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”

No. 1: Election of directors	For or withhold on each nominee	Affirmative vote of a majority of votes cast*	No effect	No effect

No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	N/A

No. 3: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect

No. 4: Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers.	Stockholders may select whether such vote should occur every year, every two years, or every three years, or stockholders may abstain from voting	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon**	Treated as votes against	No effect

*	In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the votes cast. In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election shall promptly tender his or her resignation to the board. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our common stock voted.

**	Because this advisory vote has three possible substantive voting options (every one year, every two years, or every three years), we will consider stockholders to have “approved” the frequency selected by a plurality of the votes cast. The option that receives the most favorable votes by stockholders will be considered the preferred frequency and recommendation of the stockholders.

Can I revoke or change my voting instructions after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is used to vote your shares of our common stock if you: (1) provide notice in writing to our corporate secretary before our 2017 annual meeting, (2) if you timely provide to us another proxy with a later date, or (3) if you are present at the annual meeting and either vote in person or notify the corporate secretary in writing at the annual meeting of your wish to revoke your proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

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Who pays for soliciting proxies?

We pay all expenses incurred in connection with this solicitation of proxies to vote at our 2017 annual meeting. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 19th Floor, New York, New York 10022, for an estimated fee of $20,000, plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send these proxy materials and the 2016 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

The board does not expect to bring any other matter before our 2017 annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote any shares of our common stock, for which he or she holds a proxy to vote at the annual meeting, in his or her discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

Where can I find the voting results of the annual meeting?

We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days of our annual meeting, a copy of which will also be available on our website at www.fcx.com under “Investor Center –Financial Information – SEC Filings.”

2018 STOCKHOLDER PROPOSALS

If you would like us to consider including a proposal in next year’s proxy statement, you must comply with the requirements of the SEC and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 25, 2017.

If you are an eligible stockholder, or group of stockholders, and would like us to consider including a proxy access director nomination in next year’s proxy statement, you must comply with the requirements of our proxy access by-law and deliver the required notice and supporting materials in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 25, 2017.

If you would like to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must comply with the specific procedural requirements in our by-laws and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by April 7, 2018. Failure to comply with our by-law procedures and deadlines may preclude presentation of your proposal at our 2018 annual meeting.

If you would like a copy of the requirements or procedures described above, please contact our corporate secretary as provided above, or access our by-laws on our website at www.fcx.com under “Investor Center – Corporate Governance.”

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FM FREEPORT-MCMORAN

333 North Central Avenue Phoenix, Arizona 85004 602.366.8100 fcx.com

FREEPORT-MCMORAN INC.

Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders to be Held on June 6, 2017

The undersigned hereby appoints each of Richard C. Adkerson and Kathleen L. Quirk as proxies with full power of substitution to vote the undersigned’s shares of common stock of Freeport-McMoRan Inc. at the annual meeting of stockholders, to be held at the Hotel du Pont located at 11th and Market Streets, Wilmington, Delaware 19801 on Tuesday, June 6, 2017, at 10:00 a.m., Eastern Time, and at any adjournment thereof, on all matters coming before the annual meeting. You can obtain directions to the Hotel du Pont online at the hotel’s website at www.hoteldupont.com/map-and-directions-en.html. The proxies will vote your shares: (1) as you specify on the back of this proxy card, (2) as the board of directors recommends where you do not specify your vote on a matter listed on the back of this proxy card, and (3) as the proxies decide on any other matter properly coming before the annual meeting.

If you wish your shares to be voted on all matters as the board of directors recommends, simply sign, date and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate boxes on the back of this proxy card.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
IN THE ENCLOSED ENVELOPE

(continued on reverse side)

▲ FOLD AND DETACH HERE ▲

Please mark your votes as indicated in this example

The board of directors recommends a vote FOR Proposal Nos. 1, 2 and 3 and EVERY YEAR for Proposal No. 4 below.

				FOR	WITHHOLD
Proposal No. 1 –	Election of eight directors. Nominees are:			☐	☐
	01 Richard C. Adkerson	05 Jon C. Madonna
	02 Gerald J. Ford	06 Courtney Mather
	03 Lydia H. Kennard	07 Dustan E. McCoy
	04 Andrew Langham	08 Frances Fragos Townsend

FOR, except withhold vote from following nominee(s):

			FOR	AGAINST	ABSTAIN
Proposal No. 2 –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.		☐	☐	☐

		FOR	AGAINST	ABSTAIN

Proposal No. 3 –	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

		EVERY YEAR	EVERY 2 YEARS	EVERY 3 YEARS	ABSTAIN
Proposal No. 4 –	Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

Signature(s)                                                                                                                                                                                                             Dated:                                              , 2017

You may specify your voting instructions by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish your shares to be voted on all matters in accordance with the board of directors’ recommendation. If your voting instructions are not specified, your shares will be voted FOR Proposal Nos. 1, 2 and 3 and EVERY YEAR for Proposal No. 4.

▲ FOLD AND DETACH HERE ▲

FREEPORT-MCMORAN INC. OFFERS STOCKHOLDERS OF RECORD

TWO WAYS TO SUBMIT YOUR VOTING INSTRUCTIONS

Your Internet submission of voting instructions authorizes the named proxies to vote your shares of common stock in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of submitting your voting instructions, 24 hours a day, 7 days a week.

SUBMITTING VOTING INSTRUCTIONS

VIA THE INTERNET

Visit www.ivselection.com/freeport17. Have your proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m., Eastern Time, on June 5, 2017.

SUBMITTING VOTING INSTRUCTIONS
BY MAIL

Simply sign and date your proxy card and return it in the postage-paid envelope to Secretary, Freeport-McMoRan Inc., P.O. Box 17149, Wilmington, Delaware 19885-9808. If you submit your voting instructions via the Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2017.

The accompanying proxy statement and the company’s 2016 annual report to stockholders are available at

www.eproxyaccess.com/fcx2017